Exhibit 4.44

17 September 2008

GUARANTEE, REVOLVING CREDIT AND TERM LOAN FACILITY AGREEMENT

between

OCEAN RIG ASA

and

OCEAN RIG NORWAY AS

as borrowers

OCEAN RIG ASA

OCEAN RIG NORWAY AS

OCEAN RIG 1 AS

OCEAN RIG 2 AS

OCEAN RIG NORTH SEA AS

and

OCEAN RIG USA LLC

as original guarantors

THE FINANCIAL INSTITUTIONS

listed in Schedule 1

as banks

DNB NOR BANK ASA

as guarantee bank

DNB NOR BANK ASA

as mandated lead arranger and bookrunner

and

HSH NORD BANK AG

NORDEA BANK NORGE ASA

and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as mandated lead arrangers

DNB NOR BANK ASA

as agent

USD 1,040,000,000

INDEX

1	INTERPRETATION	4

2	THE FACILITIES	22

3	CONDITIONS PRECEDENT	23

4	UTILISATION OF THE TERM LOAN FACILITY	24

5	UTILISATION OF THE REVOLVING CREDIT FACILITIES	24

6	UTILISATION OF THE GUARANTEE FACILITY	26

7	DEMAND UNDER THE LETTER OF CREDIT	27

8	REPAYMENT AND REDUCTION	29

9	PREPAYMENT AND CANCELLATION	30

10	INTEREST PERIODS	34

11	INTEREST AND GUARANTEE COMMISSION	35

12	PAYMENTS	36

13	SECURITY	38

14	COORDINATION OF SENIOR SECURITY DOCUMENTS AND JUNIOR SECURITY DOCUMENTS	39

15	TAXES	41

16	MARKET DISRUPTION	41

17	INCREASED COSTS	42

18	ILLEGALITY	43

19	MITIGATION	43

20	GUARANTEE AND INDEMNITY	44

21	REPRESENTATIONS AND WARRANTIES	48

22	UNDERTAKINGS	52

23	FINANCIAL COVENANTS	61

24	EVENT OF DEFAULT	65

25	THE AGENT AND THE ARRANGERS	70

26	FEES	74

27	EXPENSES	74

28	INDEMNITIES	75

29	CALCULATIONS	76

30	AMENDMENTS AND WAIVERS	76

31	CHANGES TO THE PARTIES	77

32	DISCLOSURE OF INFORMATION	80

33	DISTRIBUTION AND PRO RATA SHARING	81

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34	SEVERABILITY	82

35	NOTICES	82

36	GOVERNING LAW	83

37	ENFORCEMENT	84

Schedules

		Page

1.	Banks and Commitments	85

2.	Form of Compliance Certificate	87

3.	Form of Drawdown Notice	91

4.	Form of Renewal Notice	93

5.	Form of Transfer Certificate	94

6.	Conditions precedent documents	98

Appendix

1.	Form of First Security Agreement	102

2.	Form of Accession Agreement	115

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THIS AGREEMENT (the “Agreement”) is dated 17 September 2008 and made between and amongst:

(1)	OCEAN RIG ASA, org. no. NO 976 769 643, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway and OCEAN RIG NORWAY AS, org. no. NO 879 750 172, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway (“OR Norway”) as borrowers (the “Borrowers”);

(2)

OCEAN RIG ASA, org. no. NO 976 769 643, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway, OCEAN RIG NORWAY AS, org. no. NO 879 750 172, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway, OCEAN RIG 1 AS, org. no. NO 979 750 188, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway, OCEAN RIG 2 AS, org. no. NO 979 750 196, Vestre Svanholmen nr.. 6, Forus, N-4313 Sandnes, Norway, OCEAN RIG NORTH SEA AS, org. no. NO 992 250 941, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway and OCEAN RIG USA LLC, 2nd Floor, Suite 200, 333 North Sam Houston Parkway East, Houston, Texas 77060, United States of America as original guarantors (the “Original Guarantors”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as original banks (the “Original Banks”);

(4)	DNB NOR BANK ASA, Stranden 21, N-0021 Oslo, Norway as guarantee bank (the “Guarantee Bank”);

(5)	DNB NOR BANK ASA, Stranden 21, N-0021 Oslo, Norway as mandated lead arranger and bookrunner and HSH NORBANK AG, Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, NORDEA BANK NORGE ASA, Middelthunsgate 17, N-0368 Oslo, Norway and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), SE-106 40 Stockholm, Sweden as mandated lead arrangers (the “Arrangers”); and

(6)	DNB NOR BANK ASA, Stranden 21, N-0021 Oslo, Norway as agent and security trustee (the “Agent”).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Agreement”

means a document substantially in the form of Appendix 2 (Form of Accession Agreement), under which a member of the Group becomes a Guarantor under this Agreement.

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“Additional Guarantor”

means a member of the Group which becomes a Guarantor after the Signing Date in accordance with Clause 31.8 (Additional Guarantors).

“Applicable Margin”

means:

(i)	in respect of the Term Loan Facility and Revolving Credit Facility A, 1.50 (one point fifty) per cent per annum; and

(ii)	in respect of Revolving Credit Facility B and Revolving Credit Facility C, the rates per annum in respect thereof set out in the Margin and Fee Letter.

“Approved Accounting Principles”

means generally accepted accounting principles and practices in Norway, including the regulations and guidelines of the IFRS, or generally accepted accounting principles and practices in the United States of America, in each case consistently applied.

“Approved Brokers”

means Feamley Offshore AS, R.S. Platou Offshore AS, ODS Petrodata and such other brokers as may be approved by the Agent.

“Availability Period”

means:

(i)	in respect of the Term Loan Facility, the period commencing on the Signing Date and ending on 30 September 2008; and

(ii)	in respect of the Revolving Credit Facilities, the period commencing on the Signing Date and ending on the date occurring one month prior to its Final Maturity Date.

“Bank”

means each Original Bank, where the context so requires, the Guarantee Bank, and any other bank or other financial institution which becomes a party hereto pursuant to a transfer in accordance with Clause 31.2 (Transfers by Banks) and any reference to the “Banks” shall, unless the context otherwise requires, be construed as a reference to the Original Banks, where the context so requires, the Guarantee Bank, and each other bank or other financial institution which shall have so become a party hereto.

“Basel Rules”

means the policy guidelines on credit risk measurement methods issued by the Basel Committee and/or corresponding EU/EEA legislation from time to time in force and applicable to a Bank through national implementation.

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“Beneficiary”

means Tullow Oil Plc., 3rd Floor – Building 11, Chiswick Park, 566 Chiswick High Road, London W4 5YS, England, company reg. no. 3919249.

“Borrowing Base Amount”

means 80 per cent. of the amount representing the present value of the Qualifying Contracts (provided, however, that the New Eirik Raude Qualifying Contract for the purpose of the calculation of the Borrowing Base Amount shall be regarded as a Qualifying Contract from the entering into thereof even if no Earnings have started to accrue thereunder) calculated on a quarterly basis applying (i) the rate payable by the Qualifying Contract Party thereunder in excess of the Borrowing Base Rate and (ii) a discount rate equal to the relevant swap rate for the tenor of the New Eirik Raude Qualifying Contract determined by the Agent plus the Applicable Margin in respect of Revolving Credit Facility B.

“Borrowing Base Rate”

means USD 325,000 per day per Unit (net of any withholding tax, mobilisation fees received for upgrade of a Unit and other deductions) based on operating expenses (including a pro rata share of general administration costs) of not more than USD 162,000 per day per Unit, and as adjusted each time the Borrowers are required to calculate or recalculate the Borrowing Base Amount pursuant to Clause 9.6 (Mandatory prepayment – Borrowing Base Amount), in an amount equivalent to the amount by which the actual daily operating expenses at the relevant time exceeds USD 162,000 per Unit.

“Break Costs”

means the amount (if any) by which:

(a)	the interest which a Bank should have received (less the Applicable Margin) for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”

means a day on which banks are open for business of the nature required by this Agreement in Oslo, London and New York.

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“Commitment”

means, for a Bank, the aggregate of its Term Loan Facility Commitments, Revolving Credit Facility Commitments and Guarantee Facility Commitments.

“Compliance Certificate”

means certificates substantially in the form set out in Schedule 2 (Form of Compliance Certificate), which shall be completed by the Parent, and submitted to the Agent in accordance with Clause 22.3 (Compliance Certificates).

“Default”

means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment or non-fulfilment (as the case may be) of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Dollars” and “USD”

means the lawful currency for the time being of the United States of America.

“Drawdown Date”

means the date requested by a Borrower for a Loan to be advanced or (as the context requires) the date on which such advance is actually made to that Borrower.

“Drawdown Notice”

means the request for disbursement of a Loan substantially in the form of Schedule 3 (Form of Drawdown Notice).

“Earnings”

means:

(i)	all freight, hire and passage moneys payable to any of the Obligors as a consequence of the operation of the Units, including without limitation payments of any nature under any Employment Contract entered into by any of the Obligors in respect thereof;

(ii)	any claim under any guarantee in respect of any charterparty, pool agreement or other contract of employment entered into by any of the Obligors in respect of any of the Units or otherwise related to freight, hire or passage moneys payable to any of the Obligors as a consequence of the operation of any of the Units;

(iii)	compensation payable to any of the Obligors in the event of any requisition of any of the Units;

(iv)	remuneration for salvage, towage and other services performed by any of the Units and payable to any of the Obligors;

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(v)	demurrage and retention money receivable by any of the Obligors in relation to any of the Units;

(vi)	all moneys which are at any time payable under the insurances in respect of loss of Earnings;

(vii)	if and whenever any Unit is employed on terms whereby any moneys falling within (i) to (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Unit; and

(viii)	other money whatsoever due or to become due to any of the Obligors from third parties in relation to any of the Units.

“Earnings Accounts”

means the Dollar account opened by a Group Contract Party with the Agent, designated as the Earnings Account of the relevant Group Contract Party, to which all the Earnings of the relevant Group Contract Party shall be paid.

“Employment Contract”

means any charterparty, pool agreement or other contract of employment entered into by a member of the Group for the employment of a Unit, whether entered into with another member of the Group or with any other third party.

“Employment Contract Party”

means a party to an Employment Contract other than a Group Contract Party.

“Environmental Claim”

means:

(i)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(ii)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident”

means:

(i)	any release of Environmentally Sensitive Material from any Unit; or

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(ii)	any incident in which Environmentally Sensitive Material is released from a vessel and which involves a collision between any Unit and such vessel or some other incident of navigation or operation in connection with which any Unit is actually or potentially liable to be arrested, attached, detained or injuncted and/or where the relevant Unit and/or any Obligor and/or any operator or manager of the relevant Unit is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(iii)	any other incident in which Environmentally Sensitive Material is released otherwise than from any Unit and in connection with which the relevant Unit is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Unit and/or any Obligor and/or any operator or manager of the relevant Unit is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law”

means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material”

means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default”

means an event specified as such in Clause 24 (Event of Default).

“Existing Credit Facilities”

means the facilities under the USD 776,000,000 amended and restated credit facilities agreement dated 8 February 2007, as amended by an Addendum No. 1 thereto dated 15 April 2008 and an Addendum No. 2 thereto dated 9 July 2008, between, inter alia, OR Norway as borrower and DnB NOR Bank ASA as arranger and facility agent.

“Existing Guarantee Facility Agreement”

means the guarantee agreement dated 14 March 2008 entered into between OR Norway as debtor, the Parent, Ocean Rig 1 AS and Ocean Rig 2 AS as guarantors and the Guarantee Bank as bank.

“Expiry Date”

means in relation to the Letter of Credit, the date on which the Guarantee Bank has no further liability (actual or contingent) under the Letter of Credit.

“Facilities”

means the Term Loan Facility, the Revolving Credit Facilities and the Guarantee Facility.

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“Final Maturity Date”

means:

(i)	in respect of Revolving Credit Facility B, the earlier of the date when the New Eirik Raude Qualifying Contract has expired (for whatever reason) and the date occurring 36 calendar months after the Signing Date; and

(ii)	in respect of the Term Loan Facility, Revolving Credit Facility A, Revolving Credit Facility C and the Guarantee Facility, the date occurring 60 calendar months after the Signing Date.

“Finance Documents”

means this Agreement, the Margin and Fee Letter, any Accession Agreements and the Security Documents.

“Finance Parties”

means the Agent, the Arrangers, the Guarantee Bank and the Banks.

“Financial Indebtedness”

means any indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles, be treated as a finance or capital lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(vii)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account)

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

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(ix)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.

“First Equipment Charge”

means a first priority charge over the machinery and plant (pant i driftstilbehor) in the amount of USD 750,000,000 granted by each Owner in favour of the Agent as security for the obligations of the relevant Owner under the Finance Documents in relation to the Senior Facilities.

“First Mortgages”

means the first priority mortgage and the deed of covenants collateral thereto to be executed and recorded by the relevant Owner against each of the Units in the Bahamas Ship Register (or such other ship register acceptable to the Agent) in favour of the Agent as security for the obligations of the relevant Owner under the Finance Documents in relation to the Senior Facilities, in such form and substance the Agent may require.

“First Security Agreements”

means the first priority security agreements for each Unit in respect of (i) the assignment of Earnings (including any guarantee received by a Group Contract Party as security for the payment of Earnings), (ii) all insurances to be taken out in respect of the relevant Unit and (iii) the pledge of the relevant Earnings Account, to be entered into between each Group Contract Party and the Agent as security for the obligations of the relevant Group Contract Party under the Finance Documents in relation to the Senior Facilities, substantially in the form set out in Appendix 1 (Form of First Security Agreement).

“First Share Pledge Agreement”

means the first priority share pledge agreement(s) in respect of all of the shares in each of the Guarantors (other than the Parent and Ocean Rig USA LLC), to be entered into as security for the obligations of the Obligors under the Finance Documents in relation to the Senior Facilities, in such form and substance as the Agent may require.

“Group”

means the Parent and its Subsidiaries.

“Group Contract Party”

means a member of the Group which from time to time is party to an Employment Contract.

“Guarantee Facility”

means a guarantee facility made available under this Agreement in the amount of up to USD 20,000,000.

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“Guarantee Facility Commitments”

means:

(i)	in relation to an Original Bank, the amount in USD set opposite its name under the heading “Guarantee Facility Commitments” in Schedule 1 (Banks and Commitments); and

(ii)	in relation to a Bank which becomes a bank after the Signing Date, the amount of a Guarantee Facility Commitment acquired by it pursuant to Clause 31.2 (Transfers by Banks),

to the extent not cancelled, reduced or transferred under this Agreement.

“Guarantors”

means the Original Guarantors and any Additional Guarantors.

“Hedging Letter”

means a letter prepared by the Parent describing the strategy and policy regarding hedging of the interest and currency rate exposure of the members of the Group.

“Interest Payment Date”

means the last Business Day of each Interest Period or, if the Interest Period is longer than three (3) months, the last Business Day of each three-month period during that Interest Period and the last day of that Interest Period.

“Interest Period”

means each period determined in accordance with Clause 10 (Interest Periods).

“Junior Bank”

means a Bank having a Commitment under the Junior Facilities or any of them.

“Junior Facilities”

means Revolving Credit Facility B, Revolving Credit Facility C and the Guarantee Facility.

“Junior Security Documents”

means the Second Equipment Charge, the Second Mortgages, the Second Security Agreements and the Second Share Pledge Agreement.

“Leiv Eiriksson Qualifying Contract”

means the drilling contract dated 20 October 2005 entered into in respect of “Leiv Eiriksson” by Ocean Rig 1 AS with Shell U.K. Limited, A/S Norske Shell and Shell E&P Ireland Limited at a daily rate (before index based rate revisions) of USD 465,000 and USD 500,000 (including uplift for 2/4 rotation), net of any withholding tax, mobilisation costs and other deductions, and assigned by Ocean Rig 1 AS to Ocean Rig North Sea AS pursuant to an assignment and assumption agreement dated 25 July 2008.

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“Letter of Credit”

means the irrevocable standby letter of credit in the amount of USD 20,000,000 issued by the Guarantee Bank in favour of the Beneficiary on 14 March 2008 under the Existing Guarantee Facility Agreement to support payments by Ocean Rig 2 AS under the New Eirik Raude Qualifying Contract, and deemed to be issued under the Guarantee Facility on and from the date the Agent has given notice to the Borrowers and the Banks pursuant to Clause 3.1 (Documentary conditions precedent).

“LIBOR”

means, for any Interest Period (or other period for which an interest rate is to be calculated under any Finance Document):

(i)	the rate per annum equal to the offered quotation for deposits in the relevant currency ascertained by the Agent to be the rate per annum as monitored on the Reuters screen LIBOR01 page at or about 11:00 hours (London time) on the applicable Quotation Date; or

(ii)

if no such rate is available, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upward to the nearest l/16th of one per cent.) of the rates per annum, as supplied to the Agent at its request, quoted by each Bank to leading banks in the London interbank market at or about 12:00 hours noon (London time) on the applicable Quotation Date for the offering of deposits in the relevant currency for a period comparable to the relevant Interest Period.

“Loan”

means the principal amount of each borrowing by a Borrower under this Agreement, or the principal amount outstanding of any such borrowing from time to time.

“Loan Period”

means the period commencing on the Signing Date and ending on the day on which all amounts outstanding under the Finance Documents have been repaid in full.

“Majority Banks”

means:

(i)	if there is no Loan then outstanding, a Bank or Banks whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitment (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitment immediately prior to the reduction); or

(ii)	at any other time, a Bank or Banks whose participation in the Loans then outstanding aggregate more than 66 2/3 per cent. of the Loans then outstanding.

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“Majority Senior Banks”

means:

(i)	if there is no Loan under any of the Senior Facilities then outstanding, a Senior Bank or Senior Banks whose Commitments under the Senior Facilities aggregate more than 66 2/3 per cent. of the aggregate Commitments of the Senior Banks under the Senior Facilities (or, if the aggregate Commitments of the Senior Banks under the Senior Facilities have been reduced to zero, aggregated more than 66 2/3 per cent. of the aggregate Commitments of the Senior Banks under the Senior Facilities immediately prior to the reduction); or

(ii)	at any other time, a Senior Bank or Senior Banks whose participation in the Loans under the Senior Facilities then outstanding aggregate more than 66 2/3 per cent. of the Loans under the Senior Facilities then outstanding.

“Margin and Fee Letter”

means the letter dated 5 September 2008 from the Agent to the Borrowers setting out the Applicable Margin and commitment fee in respect of the Junior Facilities, the guarantee commission payable in respect of the Guarantee Facility, the amount of the arrangement fee referred to in Clause 26.2 (Arrangement fee) and the amount of the agency fee referred to in Clause 26.3 (Agency fee), and accepted by the Borrowers.

“Market Value”

means the fair market value of each Unit in USD determined by calculating the arithmetic mean of independent valuations of each Unit obtained from two of the Approved Brokers. Such valuations to be made on the basis of a sale for prompt delivery, for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is where is” basis free of any existing charter or other contract of employment and/or pool arrangements. If such two valuations in respect of a Unit differ with more than 10 per cent., the Agent may require an additional valuation by another Approved Broker, and the Market Value of such Unit shall then be determined by calculating the arithmetic mean of all three valuations.

“New Eirik Raude Qualifying Contract”

means the form of contract for the provision of semi-submersible drilling unit “Eirik Raude” and associated drilling services dated 15 February 2008 entered into by the Owner thereof with Tullow Oil Plc, 3rd Floor – Building 11, Chiswick Park, 566 Chiswick High Road, London W4 5YS, England at an initial daily rate of USD 580,000 and an average daily rate of USD 605,760 (net of any withholding tax, mobilisation costs and other deductions).

“Obligor”

means any party (other than a Finance Party) to any of the Finance Documents.

“Original Financial Statements

means the quarterly consolidated accounts of the Parent for the first quarter of the financial year of 2008.

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“Owner”

means each of Ocean Rig 1 AS, org. no. NO 979 750 188, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway and Ocean Rig 2 AS, org. no. NO 979 750 196, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway.

“Parent”

means Ocean Rig ASA, org. no. NO 976 769 643, Vestre Svanholmen nr. 6, Forus, N-4313 Sandnes, Norway.

“Participation”

means, in respect of a Bank, that part of the Loans which is owing to that Bank.

“Party”

means a party to this Agreement.

“Project Company”

means any Subsidiary of the Parent:

(i)	which is a single purpose company whose primary purpose is to invest in, lend to or carry out a specific project or portfolio of projects; and

(ii)	none of whose liabilities to repay any indebtedness are the subject of security or a guarantee, indemnity or any similar form of assurance, undertaking or support by any member of the Group.

“Qualifying Contract”

means each of the New Eirik Raude Qualifying Contract and the Leiv Eiriksson Qualifying Contract.

“Quotation Date”

means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Date will be the last of those days.

“Reduction Date”

means each date on which a Revolving Credit Facility Commitment shall be reduced pursuant to this Agreement, provided that if any such day is not a Business Day, the relevant Reduction Date shall instead be the next Business Day in the same calendar month, provided that if there is no next Business Day in the same calendar month, the relevant Reduction Date shall instead be the preceding Business Day.

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“Renewal Notice”

means a request made by or on behalf of a Borrower for the selection of a new Interest Period in accordance with Clause 10.1 (Selection), substantially in the form set out in Schedule 4 (Form of Renewal Notice).

“Repayment Date”

means each repayment date determined in accordance with Clause 8 (Repayment and reduction).

“Revolving Credit Facilities”

means Revolving Credit Facility A, Revolving Credit Facility B and Revolving Credit Facility C.

“Revolving Credit Facility A”

means a revolving credit facility made available under this Agreement in the amount of up to USD 350,000,000.

“Revolving Credit Facility A Commitments”

means:

(i)	in relation to an Original Bank, the amount in USD set opposite its name under the heading “Revolving Credit Facility A Commitments” in Schedule 1 (Banks and Commitments); and

(ii)	in relation to a Bank which becomes a bank after the Signing Date, the amount of a Revolving Credit Facility A Commitment acquired by it pursuant to Clause 31.2 (Transfers by Banks),

to the extent not cancelled, reduced or transferred under this Agreement.

“Revolving Credit Facility B”

means a revolving credit facility made available under this Agreement in the amount of up to USD 250,000,000.

“Revolving Credit Facility B Commitments”

means:

(i)	in relation to an Original Bank, the amount in USD set opposite its name under the heading “Revolving Credit Facility B Commitments” in Schedule 1 (Banks and Commitments); and

(ii)	in relation to a Bank which becomes a bank after the Signing Date, the amount of a Revolving Credit Facility B Commitment acquired by it pursuant to Clause 31.2 (Transfers by Banks),

to the extent not cancelled, reduced or transferred under this Agreement.

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“Revolving Credit Facility C”

means a revolving credit facility made available under this Agreement in the amount of up to USD 20,000,000.

“Revolving Credit Facility C Commitments”

means:

(i)	in relation to an Original Bank, the amount in USD set opposite its name under the heading “Revolving Credit Facility C Commitments” in Schedule 1 (Banks and Commitments); and

(ii)	in relation to a Bank which becomes a bank after the Signing Date, the amount of a Revolving Credit Facility C Commitment acquired by it pursuant to Clause 31.2 (Transfers by Banks),

to the extent not cancelled, reduced or transferred under this Agreement.

“Revolving Loan”

means a Loan under a Revolving Credit Facility.

“Rollover Loan”

means one or more Revolving Loans:

(i)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(ii)	the aggregate amount of which is equal to or less than the maturing Revolving Loan; and

(iii)	made or to be made to a Borrower for the purpose of refinancing a maturing Revolving Loan.

“Second Equipment Charge”

means a second priority charge over the machinery and plant (pant i driftstilbehor) in the amount of USD 290,000,000 granted by each Owner in favour of the Agent as security for the obligations of the relevant Owner under the Finance Documents in relation to the Junior Facilities.

“Second Mortgages”

means the second priority mortgage and the deed of covenants collateral thereto to be executed and recorded by the relevant Owner against each of the Units in the Bahamas Ship Register (or such other ship register acceptable to the Agent) in favour of the Agent as security for the obligations of the relevant Owner under the Finance Documents in relation to the Junior Facilities.

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“Second Security Agreements”

means the second priority security agreements for each Unit in respect of (i) the assignment of Earnings (including any guarantee received by a Group Contract Party as security for the payment of Earnings), (ii) all insurances to be taken out in respect of the relevant Unit and (iii) the pledge of the relevant Earnings Account, to be entered into between each Group Contract Party and the Agent as security for the obligations of the relevant Group Contract Party under the Finance Documents in relation to the Junior Facilities, substantially in the form set out in Appendix 1 (Form of First Security Agreement), but including provisions effecting the junior ranking thereof.

“Second Share Pledge Agreement”

means the second priority share pledge agreement(s) in respect of all of the shares in each of the Guarantors (other than the Parent and Ocean Rig USA LLC), to be entered into as security for the obligations of the Obligors under the Finance Documents in relation to the Junior Facilities.

“Security Documents”

means each of the documents referred to in Clause 13 (Security) and all such other documents which may be executed at any time in favour of the Agent or any of the other Finance Parties as security for the obligations of any of the Obligors under the Finance Documents or any of them.

“Security Interest”

means any mortgage, pledge, lien, charge (whether fixed or floating), assignment, finance lease, sale-and-repurchase or sale-and-leaseback arrangement, sale of receivables on a recourse basis or any other agreement or arrangement having the effect of conferring security, except for liens arising solely by operation of law, and/or in the ordinary course of business, securing amounts not more than 30 days overdue.

“Senior Bank”

means a Bank having a Commitment under the Senior Facilities or any of them.

“Senior Facilities”

means the Term Loan Facility and Revolving Credit Facility A.

“Senior Security Documents”

means the First Equipment Charge, the First Mortgages, the First Security Agreements and the First Share Pledge Agreement.

“Signing Date”

means the date of this Agreement.

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“Subsidiary”

means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent, of the voting capital or similar right of ownership.

“Tax on Overall Net Income”

means, in respect of a Finance Party, tax imposed on it by the jurisdiction under the laws of which it has been incorporated or in which it is located on (i) its world-wide net income, profits or gains and/or (ii) such of the net income, profits or gains of that Finance Party as are considered to arise in or to relate to or are taxable in that jurisdiction.

“Term Loan”

means a Loan under the Term Loan Facility.

“Term Loan Facility”

means the term loan facility made available under this Agreement in the amount of up to USD 400,000,000.

“Term Loan Facility Commitments”

means:

(i)	in relation to an Original Bank, the amount in USD set opposite its name under the heading “Term Loan Facility Commitments” in Schedule 1 (Banks and Commitments); and

(ii)	in relation to a Bank which becomes a bank after the Signing Date, the amount of a Term Loan Facility Commitment acquired by it pursuant to Clause 31.2 (Transfers by Banks),

to the extent not cancelled, reduced or transferred under this Agreement.

“Total Commitment”

means the aggregate of all the Commitments, being USD 1,040,000,000 at the Signing Date.

“Total Loss”

means:

(i)	an actual, constructive, compromised, agreed, arranged or other total loss of a Unit;

(ii)	any expropriation, confiscation, requisition or acquisition of a Unit, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period against payment of market hire, not exceeding one year without any right to extension; and

(iii)	any condemnation of a Unit by any tribunal or by any person or persons claiming to be a tribunal.

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“Total Loss Date”

means:

(i)	in the case of an actual loss of a Unit, the date on which it occurred or, if that is unknown, the date when the Unit was last heard of;

(ii)	in the case of a constructive, compromised, agreed or arranged total loss of a Unit, the earlier of (a) the date on which a notice of the abandonment is given to the insurers, and (b) the date of any compromise, arrangement or agreement made by or on behalf of a member of the Group with the Unit’s insurers in which the insurers agree to treat the Unit as a total loss; and

(iii)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Total Revolving Credit Facility A Commitment”

means the aggregate of all the Revolving Credit Facility A Commitments, being USD 350,000,000 at the Signing Date.

“Total Revolving Credit Facility B Commitment”

means the aggregate of all the Revolving Credit Facility B Commitments, being USD 250,000,000 at the Signing Date.

“Total Revolving Credit Facility C Commitment”

means the aggregate of all the Revolving Credit Facility C Commitments, being USD 20,000,000 at the Signing Date.

“Total Term Loan Facility Commitment”

means the aggregate of all the Term Loan Facility Commitments, being USD 400,000,000 at the Signing Date.

“Transaction Documents”

means this Agreement, the Security Documents, the Employment Contracts, and any document or agreement from time to time entered into pursuant to the terms of any such document.

“Transfer Certificate”

means a certificate evidencing the obligations of a New Bank (as defined in Clause 31.2 (Transfer by Banks)) following a transfer by a Bank of a part of its Commitments, such certificate to be substantially in the form set out in Schedule 5 (Form of Transfer Certificate).

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“Units”

means the two 5th generation Bingo-9000 design semi-submersible deep-water drilling rigs “Eirik Raude” and “Leiv Eiriksson”, and

“Unit” means any of them.

“Unsecured Bond Loan Agreement”

means the USD 250,000,000 loan agreement dated 29 March 2006 between the Parent as borrower and Norsk Tillitsmann ASA as security trustee on behalf of certain bondholders in relation to the bond issue named FRN Ocean Rig ASA Senior Open Bond Issue 2006/2011.

“Utilisation”

means the advance of a Loan or the deemed issue of the Letter of Credit under this Agreement.

“Utilisation Date”

means a Drawdown Date or the date the Letter of credit is deemed to be issued under this Agreement.

1.2	Construction

(a)	Words importing the singular shall (unless the contrary intention appears) include the plural and vice versa.

(b)	Reference to a Clause or a Schedule or an Appendix is respectively a reference to a clause of or schedule or appendix to this Agreement.

(c)	A provision of law is a reference to that provision as amended or re-enacted from time to time, and to any regulations made by the appropriate authority pursuant to such law.

(d)	Reference to a document is to be construed as a reference to such document as amended or supplemented (with any necessary consent) from time to time.

(e)	Reference to a time is reference to Oslo time unless otherwise stated.

(f)	Reference to the “Agent”, any “Arranger”, any “Bank”, any “Finance Party”, any “Borrower”, any “Guarantor”, any “Obligor” or any “Party” shall be construed as to include its successors in title, permitted assigns or permitted transferees.

(g)	Reference to a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality.

(h)	Reference to a person being “controlled” by another person means that the other person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint or remove the majority of the members of the board of directors or managerial, administrative, supervisory or other governing body of the person or otherwise controls or has the power to control the affairs and policies of that person, and “control” shall be construed accordingly.

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2	THE FACILITIES

2.1	The Term Loan Facility

Subject to the terms of this Agreement, each Senior Bank agrees to participate in the Term Loan Facility and to make available to the Borrowers a term loan facility up to an aggregate amount in USD not exceeding its Term Loan Facility Commitments.

2.2	The Revolving Credit Facilities

Subject to the terms of this Agreement:

(i)	each Senior Bank agrees to participate in Revolving Credit Facility A and to make available to the Borrowers a revolving credit facility up to an aggregate amount in USD not exceeding its Revolving Credit Facility A Commitments;

(ii)	each Junior Bank agrees to participate in Revolving Credit Facility B and to make available to the Borrowers a revolving credit facility up to an aggregate amount in USD not exceeding its Revolving Credit Facility B Commitments; and

(iii)	each Junior Bank agrees to participate in Revolving Credit Facility C and to make available to the Borrowers a revolving credit facility up to an aggregate amount in USD not exceeding its Revolving Credit Facility C Commitments.

2.3	The Guarantee Facility

Subject to the terms of this Agreement, the Guarantee Bank agrees to participate in the Guarantee Facility and to maintain the Letter of Credit up to an aggregate amount in USD not exceeding its Guarantee Facility Commitments.

2.4	Purpose and application

(a)	The Borrowers shall apply all amounts borrowed by them under the Term Loan Facility and Revolving Credit Facility A towards refinancing the Existing Facilities and for general corporate purposes.

(b)	The Borrowers shall apply all amounts borrowed by them under Revolving Credit Facility B for general corporate purposes.

(c)	The Borrowers shall apply all amounts borrowed by them under Revolving Credit Facility C for the purpose of serving as a cash reserve for required expenditure in relation to extraordinary maintenance or repair of a Unit having caused unforeseen operation downtime of that Unit.

(d)	The purpose of the Guarantee Facility is to maintain the Letter of Credit issued in favour of the Beneficiary on behalf of and for the account of the Borrowers to support payments by Ocean Rig 2 AS under the New Eirik Raude Qualifying Contract

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(e)	Without affecting the obligations of any Obligor in any way, none of the Finance Parties is bound to monitor or verify the application of amounts borrowed issued under this Agreement.

2.5	Nature of rights and obligations of the Borrowers

The obligations of the Borrowers under this Agreement are joint and several obligations. The liability of a Borrower for the obligations of another Borrower under this Agreement shall be covered by its liabilities as a Guarantor hereunder and governed by the provisions of Clause 20 (Guarantee and indemnity).

2.6	Nature of rights and obligations of the Banks

(a)	The obligations of the Banks under this Agreement are several. Failure of a Bank to carry out its obligations under this Agreement shall not relieve any other Party of any of its obligations under this Agreement. No Bank shall be responsible for the obligations of any other Bank hereunder.

(b)	The rights of each Bank under this Agreement are separate and independent rights. A Bank may, except as otherwise stated in this Agreement, separately enforce those rights.

3	CONDITIONS PRECEDENT

3.1	Documentary conditions precedent

The obligations of each Bank to the Borrowers under this Agreement, and to participate in the first Utilisation to be made hereunder, are subject to the condition precedent that the Agent has notified the Borrowers and the Banks that it has received all of the documents set out in Part I of Schedule 6 (Conditions precedent documents) in a form and substance satisfactory to the Agent.

3.2	Further conditions precedent

The obligation of each Bank to participate in a Utilisation, is subject to the further conditions precedent that on both the date of a Drawdown Notice, the Drawdown Date for that Loan and on the date of each Renewal Notice:

(i)	the representations and warranties in Clause 21 (Representations and Warranties) deemed to be repeated on those dates are correct and not misleading and will be correct and not misleading immediately after the relevant Drawdown Date with reference to the facts and circumstances then prevailing, unless otherwise informed to the Agent in writing and, if not permitted under this Agreement, waived by the Majority Banks prior to the relevant date; and

(ii)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is outstanding or would result from the making of that Loan.

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4	UTILISATION OF THE TERM LOAN FACILITY

4.1	Utilisation – maximum number of Term Loans

Subject to the terms of this Agreement, the Term Loan Facility will be made available to the Borrowers in up to five (5) Term Loans.

4.2	Drawdown conditions for each Term Loan

(a)	Subject to Clause 3 (Conditions precedent), a Term Loan will be made available to the Borrowers, if:

(i)	not later than 10:00 a.m. three (3) Business Days prior to the requested Drawdown Date of such Term Loan, the Agent has received a properly completed Drawdown Notice; and

(ii)	the requested Drawdown Date is a Business Day during the Availability Period in respect of the Term Loan Facility.

(b)	Subject to the terms of this Agreement, each Drawdown Notice shall be irrevocable and the relevant Borrower shall be bound to accept the Term Loan in accordance with the Drawdown Notice.

(c)	The Agent shall upon receipt of the completed Drawdown Notice notify each Bank of the details of the requested Term Loan and the amount of that Bank’s participation in such Term Loan.

4.3	Amount of each Bank’s participation in the Term Loans

The amount of a Bank’s participation in each Term Loan will be the proportion of that Term Loan which such Bank’s Term Loan Facility Commitments bears to the aggregate Term Loan Facility Commitments of all the Banks immediately prior to making the relevant Term Loan.

5	UTILISATION OF THE REVOLVING CREDIT FACILITIES

5.1	Utilisation of the Revolving Credit Facilities

Subject to Clause 8.2 (b) in relation to Revolving Credit Facility C, the Borrowers may utilise the Revolving Credit Facilities for drawdown of Revolving Loans on a revolving basis so that any amounts repaid prior to or at the end of the Availability Period in respect thereof may be redrawn by the Borrowers subject to the terms and conditions of this Agreement.

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5.2	Drawdown conditions for each Revolving Loan

(a)	Subject to Clause 3 (Conditions precedent), a Revolving Loan will be made available to the Borrowers, if:

(i)	the sum of the requested Revolving Loan and the aggregate amount of all outstanding Revolving Loans under the relevant Revolving Credit Facility (other than Revolving Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date) does not exceed the relevant Revolving Credit Facility Commitment;

(ii)	not later than 10:00 a.m. three (3) Business Days prior to the requested Drawdown Date of such Revolving Loan, the Agent has received a properly completed Drawdown Notice, which, once received by the Agent, shall be irrevocable;

(iii)	the requested Drawdown Date is a Business Day during the Availability Period in respect of the relevant Revolving Credit Facility; and

(iv)	the amount and currency of the proposed Revolving Loan shall be (a) a minimum of USD 10,000,000 and in integral multiples thereof (or in any other amount approved by the Agent), or (b) the balance of the relevant Revolving Credit Facility undrawn on the requested Drawdown Date.

(b)	Subject to the terms of this Agreement, each Drawdown Notice shall be irrevocable and the relevant Borrower shall be bound to accept the Revolving Loan in accordance with the Drawdown Notice.

(c)	The Agent shall upon receipt of the completed Drawdown Notice notify each Bank of the details of the requested Revolving Loan and the amount of that Bank’s participation in such Revolving Loan.

(d)	The aggregate number of Revolving Loans outstanding under this Agreement at any time shall not exceed ten (10).

5.3	Additional drawdown conditions for each Revolving Loan under Revolving Credit Facility B

(a)	The following conditions shall apply to any Revolving Loan requested to be made under Revolving Credit Facility B in addition to those set out in Clause 5.2 (Drawdown conditions for each Revolving Loan):

(i)	not later than 10:00 a.m. three (3) Business Days prior to the requested Drawdown Date of such Revolving Loan, the Agent has received an updated calculation of the Borrowing Base Amount, in a form and substance satisfactory to the Agent; and

(ii)	the sum of the requested Revolving Loan and the aggregate amount of all outstanding Revolving Loans under Revolving Credit Facility B does not exceed the Borrowing Base Amount as so calculated.

(b)	No Drawdown Notice may be delivered requesting a Revolving Loan under Revolving Credit Facility B until the Agent has received in a form and substance satisfactory to it true and certified copies of the Qualifying Contracts and any Employment Contracts entered into between any of the members of the Group, and any guarantee or other surety issued for the obligations of the Qualifying Contract Party thereunder, including in respect of the New Eirik Raude Qualifying Contract an on demand bank guarantee in the amount of at least USD 85,000,000.

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5.4	Additional drawdown conditions for each Revolving Loan under Revolving Credit Facility C

The following conditions shall apply to any Revolving Loan requested to be made under Revolving Credit Facility C in addition to those set out in Clause 5.2 (Drawdown conditions for each Revolving Loan):

(i)	not later than 10:00 a.m. three (3) Business Days prior to the requested Drawdown Date of such Revolving Loan, the Agent has received evidence satisfactory to it that (A) an unforeseen operation downtime has occurred in respect of a Unit and (B) that the relevant unforeseen operation downtime has resulted in a need for expenditure;

(ii)	not more than 30 days have elapsed since the date on which the event causing the relevant unforeseen operational downtime occurred; and

(iii)	the Junior Banks have approved the making of that Loan (in their sole discretion).

5.5	Each Bank’s participation in Revolving Loans

(a)	The amount of a Bank’s participation in each Revolving Loan under Revolving Credit Facility A will be the proportion of that Revolving Loan which such Bank’s Revolving Credit Facility A Commitment bears to the Revolving Credit Facility A Commitments of all the Banks under Revolving Credit Facility A on the date of receipt of the relevant Drawdown Notice.

(b)	The amount of a Bank’s participation in each Revolving Loan under Revolving Credit Facility B will be the proportion of that Revolving Loan which such Bank’s Revolving Credit Facility B Commitment bears to the Revolving Credit Facility B Commitments of all the Banks under Revolving Credit Facility B on the date of receipt of the relevant Drawdown Notice.

(c)	The amount of a Bank’s participation in each Revolving Loan under Revolving Credit Facility C will be the proportion of that Revolving Loan which such Bank’s Revolving Credit Facility C Commitment bears to the Revolving Credit Facility C Commitments of all the Banks under Revolving Credit Facility C on the date of receipt of the relevant Drawdown Notice.

6	UTILISATION OF THE GUARANTEE FACILITY

6.1	Utilisation of the Guarantee Facility

The Guarantee Facility shall be utilised by the issuance of the Letter of Credit deemed to take effect under the Guarantee Facility automatically on and from the date the Agent has given notice to the Borrowers, the Guarantee Bank and the Banks pursuant to Clause 3.1

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(Documentary conditions precedent). At the same time the obligations of those of the Obligors that are party to the Existing Guarantee Facility Agreement shall be deemed to be fulfilled and be replaced by the obligations of the Obligors in relation to the Guarantee Facility set out in this Agreement.

6.2	Each Bank’s participation in the Letter of Credit

The Letter of Credit has been issued by the Guarantee Bank for its own account.

7	DEMAND UNDER THE LETTER OF CREDIT

7.1	Demand under the Letter of Credit

(a)	If the Beneficiary makes a demand under the Letter of Credit in accordance with its terms, the Guarantee Bank shall promptly notify the Borrowers specifying:

(i)	the aggregate amount of the demand (the “Claimed Amount”);

(ii)	the date on which payment is to be made (the “Payment Date”); and

(iii)	the details of the account to which payment is to be made.

(b)	The Borrowers shall, not later than 11.00 a.m. (2) two Business Days prior to the Payment Date, pay to the Guarantee Bank the Claimed Amount.

(c)	The provisions of this Clause 7.1 are without prejudice to any other rights which the Guarantee Bank may have against the Borrowers under this Agreement (including, but without limitation, under Clause 11.3 (Default Interest)).

7.2	Counter indemnity

Each Borrower hereby irrevocably and unconditionally:

(i)	authorises and directs the Guarantee Bank to pay any demand made by the Beneficiary under or by reference to the Letter of Credit on first request or demand being made in accordance with the terms thereof without requiring proof of the agreement of the Borrowers that the amounts so demanded are or were due and notwithstanding (a) that the Borrowers may dispute the validity of any such request, demand or payments, or make any set-off, counter-claim or defence against such demand for payment and/or (b) whether the Beneficiary is actually entitled to make a claim against a Borrower or any other member of the Group;

(ii)	undertakes to reimburse to the Guarantee Bank on demand any and all sums which the Guarantee Bank may pay to the Beneficiary under the Letter of Credit, in the currency paid by the Guarantee Bank, together with interest at the rate determined in accordance with Clause 11.3 (Default interest) for overdue amounts from the date such payment is made by the Guarantee Bank until payment in full of such reimbursement;

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(iii)	undertakes to keep the Guarantee Bank indemnified against any and all liabilities, losses, damages, claims, demands, expenses (including, without limitation, legal fees and VAT) or actions which the Guarantee Bank suffer or incur in any way whatsoever under or in connection with or arising out of the Letter of Credit; and

(iv)	agrees that the obligations of the Borrowers under this Agreement shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or exonerate the Borrowers from its obligations hereunder in whole or in part, including, without limitation and whether or not known to the Borrowers or any other person:

(a)	any time or waiver granted to or composition with the Beneficiary or any other person; or

(b)	any taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce any rights, remedies or security available to the Guarantee Bank or the Beneficiary or any other person; or

(c)	any variation of the terms of or substitution of the Letter of Credit so that references in this Agreement to the Letter of Credit shall include references to the Letter of Credit as so varied or substituted.

7.3	Continuing indemnity

The indemnity set out in Clause 7.2 (Counter indemnity) shall be a continuing indemnity, and shall extend to the ultimate balance of all amounts which may be or become due, owing or payable under this indemnity and shall continue in force notwithstanding any intermediate payment in whole or in part of any such amounts.

7.4	Certificate from the Guarantee Bank

A certificate in writing signed by the Guarantee Bank, certifying any amount due from the Borrowers under this indemnity which is a Claimed Amount as defined in Clause 7.1 (Demand under the Letter of Credit) shall be conclusive evidence of the matters so certified, save in the case of manifest error.

7.5	Invalidity

No invalidity or unenforceability of all or any part of this Clause 7 shall affect any rights of indemnity or otherwise which the Guarantee Bank would or may have in the absence of or in addition to this Clause 7.

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8	REPAYMENT AND REDUCTION

8.1	Repayment of the Term Loan

The Borrowers shall repay the Term Loan in full on the Final Maturity Date in respect thereof.

8.2	Repayment of Revolving Loans

(a)	The Borrowers shall repay each Revolving Loan on the last day of the Interest Period relating thereto and shall repay all Revolving Loans outstanding under a Revolving Credit Facility in full on the Final Maturity Date in respect of the relevant Revolving Credit Facility, provided however that where a Revolving Loan (the “New Loan”) is, subject to and in accordance with the other terms of this Agreement, to be made on a day on which another Revolving Loan (the “Maturing Loan”) is due to be paid, and further provided that the New Loan is denominated in the same currency as the Maturing Loan, then;

(i)	the Maturing Loan shall be deemed to be repaid in whole on its Repayment Date if the amount of the New Loan is equal to or greater than the amount of the Maturing Loan or in part if the New Loan is less than the Maturing Loan. To the extent that the Maturing Loan is so deemed to have been repaid, the principal amount of the New Loan to be made on such date shall be deemed to have been credited to the account of the relevant Borrower by the Banks in accordance with the terms of this Agreement; and

(ii)	the Banks shall only be obliged to make available an amount equal to the amount by which the New Loan exceeds the Maturing Loan.

(b)	In addition to the repayment required to be made pursuant to paragraph (a) above, the Borrowers shall repay each Revolving Loan made under Revolving Credit Facility C in full at the latest on the date occurring six (6) calendar months after the Drawdown Date of the first Revolving Loan made in relation to the operational downtime of the Unit to which the relevant Revolving Loan relates.

8.3	Reduction of the Total Revolving Credit Facility A Commitment

(a)	The Total Revolving Credit Facility A Commitment shall on the date occurring three (3) months after the Signing Date automatically be reduced by an amount equal to USD 17,500,000, and quarterly thereafter in the same amount until the Final Maturity Date in respect thereof. On the Final Maturity Date in respect thereof, the Total Revolving Credit Facility A Commitment shall automatically be reduced to zero.

(b)	If, on any Reduction Date, the aggregate amount of all outstanding Revolving Loans under Revolving Credit Facility A would exceed the aggregate amount of the Total Revolving Credit Facility A Commitment (as so reduced), the Borrowers shall, on such Reduction Date, prepay (together with breakage costs, if any) or repay an amount of the Revolving Loans under Revolving Credit Facility A equal to such excess together with all interest accrued thereon to the relevant Reduction Date.

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(c)	Any reduction of the Total Revolving Credit Facility A Commitment shall reduce rateably the Revolving Credit Facility A Commitment of each Bank.

8.4	Reduction and repayment of the Total Revolving Credit Facility B Commitment

(a)	The Total Revolving Credit Facility B Commitment shall on the date occurring three (3) months after the date when Earnings have started to accrue to the relevant Group Contract Party under the New Eirik Raude Qualifying Contract automatically be reduced by an amount each quarter representing a linear reduction of the Total Revolving Credit Facility B Commitment down to zero on the Final Maturity Date in respect of Revolving Credit Facility B. The Borrowers shall promptly give written notice to the Agent as soon as Earnings have started to accrue to the relevant Group Contract Party under the New Eirik Raude Qualifying Contract.

(b)	If, on any Reduction Date, the aggregate amount of all outstanding Revolving Loans under Revolving Credit Facility B would exceed the aggregate amount of the Total Revolving Credit Facility B Commitment (as so reduced), the Borrowers shall, on such Reduction Date, prepay (together with breakage costs, if any) or repay an amount of the Revolving Loans under Revolving Credit Facility B equal to such excess together with all interest accrued thereon to the relevant Reduction Date.

(c)	Any reduction of the Total Revolving Credit Facility B Commitment shall reduce rateably the Revolving Credit Facility B Commitment of each Bank.

8.5	Final Maturity Date

On the Final Maturity Date in respect of a Facility, the Borrowers shall pay to the Agent (on behalf of the Finance Parties) all sums then owing under the Finance Documents in relation to such Facility.

9	PREPAYMENT AND CANCELLATION

9.1	Voluntary prepayment

The Borrowers may (without penalty or premium, but subject to Clause 28.2 (Other indemnities)), by giving not less than ten (10) Business Days’ prior written notice to the Agent, prepay the whole or any part of a Loan in an amount being a minimum of USD 5,000,000 or in integral multiples thereof in each case, or in such other amounts as the Agent may from time to time agree.

9.2	Voluntary cancellation

The Borrowers may (without penalty or premium), by giving not less than ten (10) Business Days’ prior written notice to the Agent, cancel any undrawn portion of the Total Commitment in minimum amounts of USD 5,000,000 or in integral multiples thereof in each case, or in such other amounts as the Agent may from time to time agree.

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9.3	Mandatory prepayment – sale or Total Loss

(a)	If a Unit is sold or is otherwise disposed of, or all of the shares in an Owner are sold, transferred or otherwise disposed of, the Borrowers shall, unless otherwise agreed in writing by the Banks, make prepayment of the Loans, and the Total Commitment shall automatically be cancelled, in an amount equal to the ratio of (i) the sales proceeds (net of taxes payable and reasonable costs incurred in connection therewith) received or receivable by the relevant member of the Group in connection with such sale or other disposal to (ii) the aggregate of such net sales proceeds and the updated (as of the date of completion of the relevant sale, transfer or other disposal) Market Value of the other Unit. In addition all interest and costs and any other amount owing in connection with the prepaid amount under this Agreement shall be paid together with the prepaid amount.

(b)	If a Unit becomes a Total Loss, the Borrowers shall, unless otherwise agreed in writing by the Banks, make prepayment of the Loans, and the Total Commitment shall automatically be cancelled, in an amount equal to the ratio of such Unit’s updated (as of the Total Loss Date) Market Value to the aggregate updated (as of the Total Loss Date) Market Value of both Units, plus interest and costs and any other amount owing in connection with the prepaid amount under this Agreement.

(c)	Prepayment pursuant to paragraphs (a) and (b) above shall be made:

(i)	in the case of a sale or other disposal of a Unit, or a sale, transfer or other disposal of shares in an Owner, on or before the date on which the sale, transfer or other disposal is completed by delivery of the relevant Unit or shares to the buyer thereof; or

(ii)	in the case of a Total Loss, on the earlier of (A) the date falling 180 days after the Total Loss Date, and (B) the date of receipt by the Agent of the proceeds of insurance relating to such Total Loss (or in the event of a requisition for title of the relevant Unit, on the date of such requisition for title).

9.4	Mandatory prepayment – change of control

(a)	If, at any time, any person or persons acting in concert (other than DryShips Inc. or other companies controlled by Mr. George Economou) obtains control (directly or indirectly) of 1/3 or more of the shares in the Parent:

(i)	the Borrowers (whichever becomes first aware) shall promptly notify the Agent upon becoming aware of that event;

(ii)

the Agent shall (if so instructed by any Bank) by not less than 60 days notice to the Borrowers, which notice must be received by the Borrowers no later than 90 days after receipt by the Agent of the notice referred to in sub-paragraph (i) above, cancel the Total Commitment and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under this Agreement due and payable on any Business Day occurring after the expiry of such 60 days period, whereupon the Total Commitment will be cancelled and all such outstanding amounts will become due and payable on such Business Day, and on such Business

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Day the Borrowers shall deposit immediate cash collateral cover with the Agent in amounts and currencies identical to the amounts representing the maximum contingent liability under the Letter of Credit, plus any outstanding costs, fees, interests and/or expenses, which amounts shall be placed on a blocked deposit account with the Agent bearing interest at the Agent’s usual rate for comparable deposits (so entitled as to indicate the interest of the Agent (on behalf of the Junior Banks) in such account) and the Borrowers agree that such amounts may be applied in fulfilment pro tanto of the Borrowers’ obligations hereunder and that the amounts so deposited will only be released to the Borrowers as and to the extent that they exceed the aggregate of the maximum contingent liability under the Letter of Credit and any outstanding costs, fees, interests and expenses.

(b)	For the purpose of paragraph (a) above “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

9.5	Mandatory prepayment – Employment Contracts

If at any time any Employment Contract is terminated by an Employment Contract Party, or an event of default occurs thereunder for any reason whatsoever which in the reasonable opinion of the Majority Banks might adversely affect any Obligor’s ability to perform its obligations under any of the Transaction Documents to which it is a party, then:

(i)	the Obligor which becomes first aware shall promptly notify the Agent upon becoming aware of that event; and

(ii)	the Agent shall (if so instructed by any Bank) by not less than 60 days notice to the Borrowers, which notice must be received by the Borrowers no later than 90 days after receipt by the Agent of the notice referred to in sub-paragraph (i) above, cancel the Total Commitment and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under this Agreement due and payable on any Business Day occurring after the expiry of such 60 days period, whereupon the Total Commitment will be cancelled and all such outstanding amounts will become due and payable on such Business Day, and on such Business Day the Borrowers shall deposit immediate cash collateral cover with the Agent in amounts and currencies identical to the amounts representing the maximum contingent liability under the Letter of Credit, plus any outstanding costs, fees, interests and/or expenses, which amounts shall be placed on a blocked deposit account with the Agent bearing interest at the Agent’s usual rate for comparable deposits (so entitled as to indicate the interest of the Agent (on behalf of the Junior Banks) in such account) and the Borrowers agree that such amounts may be applied in fulfilment pro tanto of the Borrowers’ obligations hereunder and that the amounts so deposited will only be released to the Borrowers as and to the extent that they exceed the aggregate of the maximum contingent liability under the Letter of Credit and any outstanding costs, fees, interests and expenses.

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9.6	Mandatory prepayment – Borrowing Base Amount

(a)	The Borrowers shall together with each Compliance Certificate and each Drawdown Notice requesting a Revolving Loan under Revolving Credit Facility B, deliver to the Facility Agent an updated calculation of the Borrowing Base Amount, and in the event that the aggregate principal amount of the Loans under Revolving Credit Facility B (including any requested Revolving Loans) at any such time exceeds the Borrowing Base Amount, the Borrowers shall at the latest 30 days after the date of the relevant Compliance Certificate or Drawdown Notice (as the case may be), make prepayment of the Revolving Loans under Revolving Credit Facility B in an amount not less than the amount by which the principal amount of such Revolving Loans exceeds the Borrowing Base Amount as recalculated.

(b)	Without prejudice to the rights of the Agent pursuant to paragraph (ii) of Clause 9.5 (Mandatory prepayment – Employment Contracts), if a Qualifying Contract (the “Expiring Qualifying Contract”) expires or is terminated, cancelled or otherwise ceases to be in full force and effect, the Borrowing Base Amount shall be recalculated and the Borrowers shall on the date occurring 30 days after the expiry, termination, cancellation etc. of the Expiring Qualifying Contract make prepayment of the Revolving Loans under Revolving Credit Facility B, and the Total Revolving Credit Facility B Commitment shall be automatically cancelled, in an amount not less than the amount (if any) by which the principal amount of such Revolving Loans exceeds the Borrowing Base Amount as recalculated.

9.7	Additional right of prepayment

If :-

(i)	a Borrower is required to pay to a Bank any additional amounts under Clause 15 (Taxes); or

(ii)	a Borrower is required to pay to a Bank any amount under Clause 17 (Increased costs); or

(iii)	a Borrower is required to pay to a Bank interest at a rate set under Clause 16.5 (Alternative rate of interest in absence of agreement);

then, without prejudice to its obligations under those Clauses, that Borrower may, subject to Clause 9.8 (Miscellaneous provisions), whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling three (3) Business Days after the date of service of the notice, the Borrowers shall prepay that Bank’s Participation and, if that Bank is the Guarantee Bank, release that Bank from its participation in the Letter of Credit in a manner reasonably acceptable to that Bank or, if no Loan or Letter of Credit is then outstanding, that Bank’s Commitment shall be cancelled.

9.8	Miscellaneous provisions

(a)	Any notice of prepayment or cancellation under this Agreement shall be irrevocable and shall specify the date on which the prepayment or cancellation is to be made and the amount to be prepaid or cancelled. The Agent shall notify the Banks promptly of the receipt and contents of any such notice.

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(b)	All prepayments under this Agreement shall be made together with accrued interest and costs in respect of the amount prepaid and any Break Costs.

(c)	Any amount prepaid under Clause 9.1 (Voluntary prepayment) shall be applied as determined by the Borrower making the prepayment.

(d)	Any amount prepaid under Clause 9.3 (Mandatory prepayment – sale or Total Loss) shall be applied pro rata against the principal amount outstanding under the Term Loan Facility and the Revolving Credit Facilities, and in respect of Revolving Credit Facility A and Revolving Credit Facility B, to be applied pro rata against the remaining reductions thereunder.

10	INTEREST PERIODS

10.1	Selection

(a)	The relevant Borrower shall select the Interest Period for each Loan in the Drawdown Notice related thereto, and each Interest Period shall commence on the relevant Drawdown Date. Each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

(b)	The relevant Borrower shall by serving a Renewal Notice on the Agent not later than 10:00 a.m. three (3) Business Days before the beginning of the next Interest Period, specify the duration of each subsequent Interest Period of the Term Loan.

(c)	Each Interest Period shall be for a period of one (1), three (3), six (6) or nine (9) months, or subject always to availability to all Banks, such other period as the Agent and the relevant Borrower may agree in writing. The Borrowers may not request more than three (3) one-month Interest Periods for each Loan during any calendar year.

(d)	If a Borrower fails to select an Interest Period in accordance with paragraph (a) above, that Interest Period will, subject to the other provisions of this Agreement, be three (3) months.

(e)	Notwithstanding the above, the Borrowers may with the consent of the Agent select Interest Periods of a duration other than as set out in paragraph (c) for the purpose of consolidating Interest Periods and Loans.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	No overrunning

If an Interest Period in respect of a Loan would otherwise extend beyond a Repayment Date or the Final Maturity Date in respect of the Facility under which the Loan has been made, it shall be shortened so that it ends on such Repayment Date or such Final Maturity Date (as the case may be).

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10.4	Notification

The Agent shall notify the Banks of the duration of each Interest Period promptly after ascertaining its duration.

11	INTEREST AND GUARANTEE COMMISSION

11.1	Interest rate

The rate of interest on each Loan for an Interest Period shall be the rate per annum determined by the Agent to be the aggregate of:

(i)	the Applicable Margin; and

(ii)	LIBOR.

11.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan shall be payable by the Borrowers on each Interest Payment Date for that Loan.

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is determined by the Agent to be the sum of two (2) per cent. per annum, the Applicable Margin and LIBOR for such periods as the Agent may select. Any interest accruing under this Clause 11.3 shall be compounded at the end of each such period selected by the Agent but shall be immediately payable by the relevant Obligor on demand from the Agent.

(b)	If any overdue amount consists of all or part of a Loan which has become due on a day which is not the last day of an Interest Period for that Loan:

(i)	the first period selected by the Agent for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)	the rate of interest applying to the overdue amount during that period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

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11.4	Notification

The Agent shall promptly notify each Bank and the Borrowers of the determination of a rate of interest under this Agreement.

11.5	Break Costs

(a)	The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by a Borrower on a day other than the last day of an Interest Period for that Loan.

(b)	Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.6	Guarantee commission

The Borrowers shall pay to the Agent (for the account of the Guarantee Bank) a guarantee commission on the outstanding amount of the Letter of Credit from time to time during the period beginning on the date the Agent has given notice to the Borrowers and the Banks pursuant to Clause 3.1 (Documentary conditions precedent) and ending on the Expiry Date in respect of the Letter of Credit, such commission to be calculated at the rate per annum set out in the Margin and Fee Letter of the amount of the Letter of Credit, and to be payable quarterly in arrears on the last date of each successive period of three (3) months which ends during such period, and on the Expiry Date.

12	PAYMENTS

12.1	Place

All payments by an Obligor or a Bank under a Finance Document shall be made to the Agent to its account at such office or bank as it may notify to such Obligor or such Bank for this purpose.

12.2	Funds

Payments under a Finance Document to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

12.3	Distribution

(a)	Each payment received by the Agent under a Finance Document for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than five (5) Business Days prior written notice.

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(b)	The Agent may with written notice to the relevant Obligor apply any amount received or held by it for such Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from such Obligor under any Finance Document or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Agent under any Finance Document for distribution to another Party, the Agent shall not be obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with the relevant Finance Document and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been received but the Agent has paid a corresponding amount to another Party and the Party liable does not forthwith on demand pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds, the Party receiving the sum shall forthwith on demand by the Agent refund such amount to the Agent together with interest on that amount calculated as above.

12.4	Currency

(a)	Except as otherwise provided in this Agreement, any amount payable under a Finance Document shall be payable in Dollars.

(b)	Amounts payable in respect of costs, expenses, taxes and other liabilities shall be payable in the currency in which they are incurred.

12.5	Set-off and counterclaim

All payments made by an Obligor under a Finance Document shall be made without set-off or counterclaim.

12.6	Non-Business Days

If a payment under a Finance Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

12.7	Partial payments

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Agent shall apply that payment towards the discharge of the obligations of that Obligor under this Agreement in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid costs and expenses of the Agent and the Senior Banks under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 26 (Fees) in relation to the Senior Facilities;

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(iii)	thirdly, in or towards payment pro rata of any accrued interest (including default interest) due but unpaid under this Agreement in relation to the Senior Facilities;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement in relation to the Senior Facilities;

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement in relation to the Senior Facilities;

(vi)	sixthly, in or towards payment pro rata of any unpaid costs and expenses of the Junior Banks under the Finance Documents;

(vii)	seventhly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 26 (Fees) in relation to the Junior Facilities;

(viii)	eighthly, in or towards payment pro rata of any accrued interest (including default interest) due but unpaid under this Agreement in relation to the Junior Facilities;

(ix)	ninthly, in or towards payment pro rata of any principal due but unpaid under this Agreement in relation to the Junior Facilities;

(x)	tenthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement in relation to the Junior Facilities.

13	SECURITY

13.1	Security

(a)	The obligations and liabilities of each Obligor under the Finance Documents in relation to the Senior Facilities, including without limitation any derived liability whatsoever of an Obligor towards the Finance Parties in connection with the Finance Documents in relation to the Senior Facilities, shall be secured by:

(i)	the guarantee and indemnity set out in Clause 20 (Guarantee and indemnity);

(ii)	the First Mortgages;

(iii)	the First Security Agreements;

(iv)	the First Equipment Charges; and

(v)	the First Share Pledge Agreement.

(b)	The obligations and liabilities of each Obligor under the Finance Documents in relation to the Junior Facilities, including without limitation any derived liability whatsoever of an Obligor towards the Finance Parties in connection with the Finance Documents in relation to the Junior Facilities, shall be secured by:

(i)	the guarantee and indemnity set out in Clause 20 (Guarantee and indemnity);

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(ii)	the Second Mortgages;

(iii)	the Second Security Agreements;

(iv)	the Second Equipment Charges; and

(v)	the Second Share Pledge Agreement.

13.2	Set-off

(a)	Without prejudice to any other rights which it may have, each Finance Party may at any time, at its discretion and without prior notice, apply any balance (whether then due or not) which then stands to the credit of any of the Obligors at any branch or other office of that Finance Party in any country in or towards satisfaction of any amount then due from the Obligors to that Finance Party under any of the Finance Documents and, for that purpose, may:

(i)	break, or change the maturity of, all or part of a deposit of an Obligor;

(ii)	convert all or any part of a deposit or other credit balance from one currency into another; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the relevant Finance Party considers appropriate.

(b)	For the purposes of paragraph (a) above, an amount payable by an Obligor to the Agent for distribution to, or for the account of, a Bank shall be treated as a sum due to that Bank.

14	COORDINATION OF SENIOR SECURITY DOCUMENTS AND JUNIOR SECURITY DOCUMENTS

14.1	Undertakings of the Junior Banks to the Senior Banks

Each Junior Bank hereby agrees with and undertakes to the Senior Banks that:

(i)	its rights under the Junior Security Documents shall in all respects rank with priority below the rights of the Senior Banks under the Senior Security Documents;

(ii)	all insurance proceeds and requisition compensation in respect of a Unit shall be paid and applied in accordance with the provisions of this Agreement and the Senior Banks shall have the absolute prior right to settle, agree, compromise and give a good discharge for and in respect of any claim in respect of the same, and it will, promptly on receiving written notice from the Senior Banks to that effect, forthwith at the expense of the Borrowers execute any document reasonably required by the Senior Banks for the purpose of effecting, completing or perfecting any such settlement agreement compromise and/or discharge;

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(iii)	it will not take any action to enforce any of its rights and powers under the Junior Security Documents unless and until:

(a)	all sums secured by the Senior Security Documents up to the maximum principal amount secured by the Senior Security Documents pursuant to paragraph (i) of Clause 14.2 (Undertakings of the Senior Banks to the Junior Banks) have been paid to the Senior Banks; or

(b)	the Senior Banks have given their prior written consent thereto;

(iv)	it shall not in any way hinder the Senior Banks or the Agent in exercising the Senior Banks’ rights under the Senior Security Documents. Nothing herein shall preclude its right to join in or otherwise support any proceedings arising from or relating to the arrest or detention of a Unit or any equipment pertaining thereto or in any way relating to the Senior Security Documents by any other person (including the Senior Banks) with a view to substantiating, preserving or protecting its interest in the Junior Security Documents;

(v)	it has not entered into and will not during the subsistence of the Senior Security Documents enter into any arrangement whereby the rights or securities of the Senior Banks thereunder is or may reasonably be expected to be prejudiced in any manner whatsoever;

(vi)	the Senior Banks shall be entitled to exercise any rights available to them under the Senior Security Documents on such conditions and in such manner as the Senior Banks shall determine, without any responsibility or duty on the part of the Senior Banks to protect the rights and privileges of the Junior Banks, and for this purpose it covenants with the Senior Banks that it shall procure the discharge the Junior Security Documents and will co-operate fully with the Senior Banks in the completion of such exercising of rights by the Senior Banks, PROVIDED ALWAYS, that the Senior Banks shall, if considered by the Senior Banks not to prejudice the exercise of its rights under the Senior Security Documents, consult with the Junior Banks in connection with any such exercise, and comply with all laws and regulations applicable to such exercise of rights; and

(vii)	it shall in connection with any sale of a Unit, when so directed by the Senior Banks, execute and deliver to the Senior Banks, or order all such documents required in order to discharge the Junior Security Documents.

14.2	Undertakings of the Senior Banks to the Junior Banks

Each Senior Bank hereby agrees and undertakes with the Junior Banks that:

(i)	the maximum principal amount from time to time secured by the Senior Security Documents shall not exceed USD 750,000,000, plus interest, costs and expenses secured thereby;

(ii)

it will through the Agent notify the Junior Banks in writing if it intends to exercise any of its rights under the Senior Security Documents, whereupon the Junior Banks shall have the option, to be exercised within ten (10) Business Days from receipt of

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such notification, to pay to the Senior Banks within twenty (20) Business Days from receipt of such notification all sums secured by the Senior Security Documents, against an assignment and transfer of the rights established pursuant to the Senior Security Documents to or for the benefit of the Junior Banks;

(iii)	the Senior Security Documents shall not secure any indebtedness other than the obligations of the Obligors under the Finance Documents in relation to the Senior Facilities; and

(iv)	the rights of the Junior Banks and the Agent on their behalf under the Junior Security Documents have the full right of succession as and when claims due to the Senior Banks under the Finance Documents are paid off or redeemed.

15	TAXES

All payments by an Obligor under any Finance Document shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the relevant Obligor is required by law to make payment subject to any taxes. If by requirement of law any tax or amount in respect of tax must be deducted or withheld from any amount payable or paid by an Obligor to the Agent or any other Finance Party, or payable or paid by the Agent to a Finance Party, under any Finance Document, the relevant Obligor (or, as the case may be, the Agent) shall pay such tax to the relevant authority and the relevant Obligor shall pay such additional amounts as may be necessary to ensure that the Agent or, as the case may be, the relevant Finance Party receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction. The Obligors shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid.

16	MARKET DISRUPTION

16.1	Market disruption

The Agent shall promptly notify the Borrowers and each of the Banks if:

(a)	no rate is quoted on the Reuters Page LIBOR01 and two or more of the Banks fail to provide quotations to the Agent, before 1.00 p.m. (London time) on any Quotation Date, in order to fix LIBOR; or

(b)	at least one (1) Business Day before the start of an Interest Period, Banks having Participations totalling in aggregate more than 30 per cent. of the Loans (or, if no Loan has been made, Commitments totalling in aggregate more than 30 per cent. of the Total Commitment) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Banks of funding their respective Participations for that Interest Period in the London interbank eurocurrency market; or

(c)	at least one (1) Business Day before the start of an Interest Period, the Agent is notified by a Bank (the “Affected Bank”) that for any reason it is unable to obtain Dollars in the London interbank eurocurrency market in order to fund its Participation for that Interest Period.

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16.2	Suspension of drawdown

If the Agent’s notice under Clause 16.1 (Market disruption) is given before a Loan has been advanced:

(i)	in circumstances falling within Clause 16.1 (a) or (b), the Banks’ obligations to advance the Loans;

(ii)	in circumstances falling within Clause 16.1 (c), the Affected Bank’s obligation to participate in the Loans;

shall be suspended while the relevant circumstances continue to exist.

16.3	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 16.1 is given after a Loan has been advanced, the Borrowers, the Agent and the Banks or (as the case may be) the Affected Bank shall use reasonable efforts to agree, within 30 days after the date of the Agent’s notice (the “Negotiation Period”), an alternative interest rate or an alternative basis for the Banks or (as the case may be) the Affected Bank to fund or continue to fund their respective Participations during the relevant Interest Period.

16.4	Application of agreed alternative rate of interest

Any alternative interest rate or alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

16.5	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances continue to exist at the end of the Negotiation Period, then the Agent shall set an interest period and interest rate representing the cost of funding of the Banks or (as the case may be) the Affected Bank in Dollars or in any available currency of their respective Participations plus the Applicable Margin; and the procedure provided for by this Clause 16 shall be repeated if the relevant circumstances continue to exist at the end of the interest period so set by the Agent.

17	INCREASED COSTS

If by reason of (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive (including the Basel Rules) or request from any governmental authority (whether or not having the force of law, but generally applicable to banks and/or other financial institutions) not known by the relevant Bank on the Signing Date, any of the Banks:

(a)	incurs a cost as a result of its having entered into this Agreement and/or performing its obligations hereunder; or

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(b)	incurs an increase in the cost of maintaining or funding its participation in a Utilisation; or

(c)	becomes liable for any new taxes (other than Tax on Overall Net Income) calculated by reference to a Utilisation; or

(d)	becomes subject to any new or modified capital adequacy or similar requirements which has the effect of increasing the amount of capital required or expected to be maintained by such Bank based on such Bank’s obligations hereunder; or

(e)	in any other manner suffers a reduction of its effective return hereunder;

then the Borrowers shall compensate that Bank for any such cost, liability or reduction of return upon request by the Agent, either in the form of an increased margin or in the form of an indemnification. The relevant Bank shall via the Agent give the Borrowers notice, within a reasonable time, of its intention to claim compensation under this Clause and it shall specify the form and amount of such compensation. The relevant Bank’s determination of the amount of compensation to be made under this Clause shall, absent manifest error, be conclusive.

18	ILLEGALITY

In the event that it shall be unlawful for any Bank to make available its Commitment or maintain or fund its participation in any Utilisation, then such Bank’s obligations shall terminate and all amounts owing by the Obligors to such Bank shall become due and payable on demand by such Bank through the Agent and the Obligors shall, if that Bank is the Guarantee Bank, release that the Guarantee Bank from its participation in the Letter of Credit in a manner reasonably acceptable to the Guarantee Bank.

19	MITIGATION

If circumstances arise in respect of any Bank which would, or would upon the giving of notice, result in:

(i)	a Borrower being obliged to pay to that Bank any amounts pursuant to Clause 15 (Taxes) or Clause 17 (Increased costs); or

(ii)	a Borrower being obliged to prepay that Bank’s Participation or that Bank’s Commitment being cancelled pursuant to Clause 18 (Illegality);

then, without in any way limiting, reducing or otherwise qualifying the Borrowers’ obligations under Clauses 15 (Taxes) to 18 (Illegality) (inclusive), that Bank shall, in consultation with the Agent and the Borrowers, endeavour to take such steps (without being under a legal obligation so to do) as may be open to it to mitigate or remove such

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circumstances, including (without limitation) the transfer of its rights and obligations under this Agreement to another bank or financial institution reasonably acceptable to the Borrowers, unless to do so might (in the opinion of the Bank at its absolute discretion) be prejudicial to it.

20	GUARANTEE AND INDEMNITY

20.1	Guarantee obligations

Each Guarantor absolutely, irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party as and for its own debt and not merely as surety the punctual performance by each Obligor of all of each Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with the Finance Documents, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover from the Obligors or any of them.

20.2	Demands

Each Guarantor unconditionally and irrevocably undertakes immediately on written demand by the Agent from time to time to make payment in accordance with its guarantee obligations (the “Guarantee Obligations”) under Clause 20.1 (Guarantee obligations) where such demand is accompanied by a statement of the Agent that a payment has fallen due under the Finance Documents, that an Obligor has failed to make such payment when due and that notice of such non-payment has been issued. Each of such payments so demanded shall be made by the Guarantors to such account as the Agent may from time to time notify in writing.

20.3	Scope of liability

The liability of each Guarantor shall be limited to USD 1,040,000,000, plus any unpaid amount of interest, fees, liability and expenses under the Finance Documents.

20.4	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under this guarantee.

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20.5	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.6	Survival of the Guarantors’ liability

(a)	The Guarantors’ liability to the Finance Parties under this guarantee shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantors’ knowledge or consent):

(i)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor or any third party in respect of any of its obligations under the Finance Documents, including, but not limited to, any postponement of repayments or the Final Maturity Date, any increase of any Commitment, prepayments in an other manner than scheduled in this Agreement, and any other issues;

(ii)	any legal limitation, disability or incapacity of any Obligor or any third party related to the Finance Documents;

(iii)	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to the Finance Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for an Obligor or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its obligations under the Finance Documents;

(v)	any challenge, dispute or avoidance by any liquidator of an Obligor or any third party in respect of any claim by an Obligor by right of subrogation in any such liquidation;

(vi)	any release, discharge, renewal, amendment, extension, compromise, exchange or realisation of any security, obligation or term of the Finance Documents, or any further security for the obligations of the Obligors under the Finance Documents;

(vii)	any failure on the part of the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to the Finance Documents; or

(viii)	any other act, matter or thing (save for discharge in full of all of the Obligors’ obligations under the Finance Documents) which might otherwise constitute a legal discharge of the obligations of the Obligors under the Finance Documents.

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(b)	Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Services Act of 25 June 1999 No. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the advance of any Loan or the issuance of the Letter of Credit, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default hereunder and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to an Obligor in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(vi)	§ 66 (1) - (2) (that the Guarantor shall be released from its liabilities hereunder if security which was given, or the giving of which was a precondition for the advance of any Loan or the issuance of the Letter of Credit, is released by the Finance Parties without the consent of the Guarantor);

(vii)	§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the advance of any Loan or the issuance of the Letter of Credit, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

(ix)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after ten years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under the Finance Documents);

(x)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(xi)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the other Obligors or any other security provided in respect of the other Obligors’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the security created hereunder);

(xii)	§ 72 (as all interest and default interest due under the Finance Documents shall be secured hereunder);

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(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default under the Finance Documents shall be secured hereunder); and

(xiv)	§ 74 (1) - (2) (as the Guarantor shall make no claim against the other Obligors for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

20.7	Deferral of Guarantors’ rights

Each Guarantor does further undertake to the Finance Parties that as long as this guarantee is effective ;-

(i)	following receipt by the Guarantor of a notice from the Agent of the occurrence of any Event of Default which is unremedied, the Guarantor will not make demand for or claim payment of any moneys due to the Guarantor from any other Obligor, or exercise any other right or remedy to which the Guarantor is entitled in respect of such moneys unless and until all moneys owing or due and payable by the other Obligors to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(ii)	if any other Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Agent or to protect its rights against such Obligor, and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the other Obligors to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(iii)	if the Guarantor, in breach of paragraph (i) or (ii) above of this Clause 20.7 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Guarantor for the Agent to apply the same as if they were moneys received or recovered by the Agent hereunder; and

(iv)	the Guarantor has not taken and will not take from any other Obligor any security whatsoever for the moneys hereby guaranteed.

20.8	Exclusion of Guarantors’ rights

Until all moneys owing or due and payable by the Obligors to the Finance Parties have been paid in full, no Guarantor will take any action which would result in such Guarantor sharing in or succeeding to or benefiting from (by subrogation or otherwise) any rights which the Finance Parties may have in respect of any moneys owing or due and payable by the other Obligors to the Finance Parties or any security therefore or all or any of the proceeds of such rights or security.

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20.9	Enforcement

(a)	The Finance Parties shall not be obliged before taking steps to enforce this guarantee against the Guarantors:

(i)	to obtain judgement against any Obligor or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or

(iii)	to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of payment of the relevant part of the amounts outstanding hereunder,

and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantors hereunder, except as required hereunder or by mandatory law.

(b)	Without affecting the obligations of the Guarantors hereunder, the Finance Parties may take such action as they in their own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the obligations under the Finance Documents.

(c)	Any release, discharge or settlement between a Guarantor and the Finance Parties or any of them in relation to this guarantee shall be conditional upon no right, security, disposition or payment to the Finance Parties by the other Obligors or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any reason. If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce this guarantee against the Guarantors as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

21	REPRESENTATIONS AND WARRANTIES

21.1	Representations and Warranties

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party.

21.2	Status and ownership

(a)	Each of the Obligors is a limited liability company, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the power to own its assets and carry on its business as presently conducted.

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(b)	The Parent is the legal and beneficial owner of all the shares of OR Norway and OR Norway is the legal and beneficial owner of all the shares of each Guarantor (other than the Parent).

21.3	Powers and authority

Each of the Obligors has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of each of the Transaction Documents to which it is a party, and the transactions contemplated therein.

21.4	Legal validity and enforceability

Each Transaction Document constitutes (or will, when executed by the respective parties thereto, constitute) legal, valid and binding obligations of each Obligor which is party thereto, enforceable in accordance with its terms and, save as provided for therein and/or as have been or shall be completed prior to the relevant Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the relevant Transaction Document enforceable against each of the Obligors which is a party thereto and, in respect of the Units, for the First Mortgages to constitute valid and enforceable first priority mortgages and for the Second Mortgages to constitute valid and enforceable second priority mortgages.

21.5	Non-conflict

The entry into and performance by each of the Obligors of the Transaction Documents to which it is a party, and the transactions contemplated thereby, do not and will not conflict with:

(i)	any present law or regulation or judicial or official order;

(ii)	its articles of association, by-laws or other constitutional documents; or

(iii)	any document or agreement which is binding on any of the Obligors.

21.6	No Default

(a)	No Default exists or might result from the making of any Utilisation; and

(b)	no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on any of the Obligors or any of their respective assets, and which may have a material effect on the ability of any of the Obligors to perform its obligations under the Transaction Documents to which it is a party.

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21.7	Authorisations and consents

All authorisations and consents required to be obtained by any member of the Group in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, each of the Transaction Documents have been obtained and are in full force and effect, or will be obtained prior to a Borrower serving any Drawdown Notice hereunder.

21.8	Financial and other information

(a)	The consolidated accounts of the Parent most recently delivered to the Agent which, at the Signing Date, are the Original Financial Statements:

(i)	have been prepared in accordance with Approved Accounting Principles consistently applied;

(ii)	fairly represent the consolidated financial condition of the Parent, as at the date on which they were drawn up,

and there has been no material adverse change in the consolidated financial condition of the Parent or any member of the Group since the date on which those accounts were drawn up, which might reasonably be expected to have a material adverse effect on the ability of any Obligors to perform its obligations under the Transaction Documents to which it is a party.

(b)	All financial documents and information relating to the Obligors and the Group or otherwise relevant to the matters contemplated by this Agreement which have been supplied by or on behalf of the Obligors to any of the Finance Parties are complete and, as at the date of such documents or information, correct in all respects, and the Obligors have not omitted to disclose to any of the Finance Parties any off-balance sheet liabilities or other information, documents or agreements which, if disclosed, could reasonably be expected to affect the decision of the Banks to enter into this Agreement.

21.9	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened against any of the Obligors which might, if adversely determined, be reasonably expected to have a material adverse effect on its ability to perform its obligations under any of the Transaction Documents to which it is a party.

21.10	No money laundering

Each Obligor is acting for its own account in relation to the Facilities and in relation to the performance and the discharge of its obligations and liabilities under the Transaction Documents and the transactions and other arrangements effected or contemplated by the Transaction Documents to which it is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

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21.11	Compliance with laws and Environmental Claims

Except as may already have been disclosed in writing to, and acknowledged in writing by, the Agent:

(i)	each Obligor is in compliance with the provisions of all laws, including without limitation all Environmental Laws, where failure to comply has or may have a Material Adverse Effect; and

(ii)	no Environmental Claims which has or may have a Material Adverse Effect are pending or threatened against any of the Obligors and no incident, event or circumstance has occurred which may give rise to such an Environmental Claim.

21.12	Payment of taxes

Each Obligor has fully paid, when due, any and all taxes incurred to date in connection with the operation of its business, ownership or use of any of its assets, and conduct of its affairs on its premises, except for income and property taxes and assessments which are being contested in good faith and with due diligence, with adequate cash reserves in excess of the contested tax balances, in which case such balances will be paid before any tax liens ripen.

21.13	No deductions

No Obligor is required to make any deduction or withholding from any payment which it may become obliged to make to any of the Finance Parties under any of the Finance Documents.

21.14	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.15	No Security Interest

No Security Interest is created, incurred or assumed on any Unit or any other assets of an Owner or any other Group Contract Party, or any of the shares pledged to the Agent under the First Share Pledge Agreement and/or the Second Share Pledge Agreement, and no assignment of any Obligor’s rights to receive Earnings or proceeds of any insurance policy covering any Unit is made, other than those set out in Clause 22.17 (b) (Negative pledge).

21.16	No place of business in U.K. or U.S.A.

No Obligor (other than Ocean Rig USA LLC) has an established place of business in the United Kingdom or the United States of America.

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21.17	Times for making representations and warranties

The representations and warranties set out in this Clause 21, are made by each Obligor on the Signing Date and are deemed to be repeated by each Obligor on the date of each Drawdown Notice, on each Drawdown Date and on the first date of each Interest Period, with reference to the facts and circumstances then existing, unless otherwise notified to the Agent in writing, and if not permitted under this Agreement, waived by the Majority Banks prior to such dates.

22	UNDERTAKINGS

22.1	Duration

The undertakings in this Clause 22 shall remain in force during the entire Loan Period.

22.2	Financial information

(a)	The Borrowers shall supply to the Agent in sufficient copies for all of the Banks:

(i)	as soon as reasonably practicable after the same are available (and in any event within 120 days after the end of each financial year), the audited consolidated accounts of the Parent, including balance sheet, profit and loss statement and cash flow analysis for that financial year;

(ii)	as soon as reasonably practicable after the same are available (and in any event within 60 days after the end of the relevant reporting period), the quarterly unaudited consolidated accounts of the Parent, together with updated liquidity forecasts; and

(iii)	such other information in respect of the business, properties or condition, financial or otherwise, of each of the Obligors as the Agent may from time to time reasonably request,

all such accounts to be prepared in accordance with the Approved Accounting Principles, and the financial reporting shall be as comprehensive and detailed as if the Parent was listed on the Oslo Stock Exchange, the New York Stock Exchange, NASDAQ or such other stock exchange acceptable to the Banks.

(b)	The Borrowers shall supply to the Agent in sufficient copies for all of the Banks as soon as reasonably practicable after the same are available (and in any event within 15 February each calendar year), operating budgets with cash flow projections for the Group for such calendar year, and such updates of such budgets and projections as the Agent may reasonably request.

22.3	Compliance Certificates

The Borrowers undertake throughout the Loan Period:

(i)	to provide to the Agent, on a quarterly basis together with the financial information to be provided by the Borrowers as specified in Clause 22.2(a)(i) and (ii) (Financial information); and

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(ii)	to provide to the Agent on a semi-annual basis, together with the valuations of the Market Value of the Units as specified in Clause 22.26 (Minimum value);

Compliance Certificates signed by the CEO or CFO of the Parent, enabling the Agent to determine and to monitor the compliance with the financial requirements set forth in Clause 23 (Financial covenants) and the compliance with the minimum value set forth in Clause 22.26 (Minimum Value), and containing an updated calculation of the Borrowing Base Amount as of the date the Compliance Certificate is received by the Agent.

22.4	Information - Miscellaneous

(a)	Each Obligor shall provide to the Agent in writing, in sufficient copies for all of the Banks, promptly upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it or any of the other Obligors and which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of any of the Obligors to perform its obligations under those of the Transaction Documents to which it is a party, and further details of any such matters previously disclosed to the Agent, as the Agent or any Bank acting through the Agent may reasonably request.

(b)	The Borrowers shall provide to the Agent, in sufficient copies for all of the Banks, copies of all filings with or reports forwarded to the Oslo Stock Exchange in respect of the Parent.

(c)	The Obligors shall give written notice to the Agent promptly upon the entering into of by any member of the Group of any Employment Contract, and promptly thereafter forward a copy of the relevant Employment Contract to the Agent.

22.5	Notification of Default

The Obligors shall notify the Agent of any Default which occurs (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

22.6	Insurances

(a)	Subject to paragraph (g) below, the Obligors shall procure that each Unit is fully insured against such risks (including, but not limited to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including club cover for oil pollution liability for each Unit in accordance with first class industry standards), War Risk (including terrorism) and Loss of Hire, in such amounts, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2007 (as amended from time to time) or such other terms as the Agent may approve in relation to losses payable thereunder) and with such insurance brokers and insurers as the Agent may approve or require.

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(b)	The insured value of each Unit shall at all times be equal to or greater than its Market Value, and the aggregate insured value of both Units shall be equal to or greater than 120 per cent. of the aggregate amount of the Loans and the maximum amount payable under the Letter of Credit.

Furthermore, the Hull and Machinery insured value of each Unit shall at all times cover 80 per cent, of its Market Value, while the remaining cover may be taken out by way of Hull and Freight Interest insurances.

(c)	In addition to the insurances specified above, the Agent will take out Mortgagee Interest Insurance in an amount equal to 120 per cent. of the aggregate amount of the Loans and the maximum amount payable under the Letter of Credit and may at any time and at its discretion take out a Mortgagee Interest Insurance Additional Perils Pollution insurance equal to 110 per cent. of the aggregate amount of the Loans and the maximum amount payable under the Letter of Credit, and the Borrowers shall reimburse the Agent any and all sums paid as premium in respect of such insurance cover.

(d)	Not later than 14 days before the expiry date of the relevant insurances, the Borrowers shall deliver to the Agent a certificate from the insurance broker(s) through whom the insurances relevant to the Units have been placed, evidencing that all insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Units with insurance values as required by paragraph (b), that such insurances are in full force and effect and that the interests of the Finance Parties therein have been noted by the relevant insurers.

(e)	The Obligors shall procure that the Units are always employed in conformity with the terms of the instruments of insurance (including any expressed or implied warranties) and shall comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(f)	The Obligors shall procure that no more than one (1) Unit is employed in the Gulf of Mexico at any given time as long as the insurance markets practice limitations on coverage in such area, unless (i) otherwise agreed by the Agent (acting on the instructions of the Banks) in writing, or (ii) any shortfall in the applicable insurance cover is covered by the relevant Employment Contract Parry to the satisfaction of the Agent (acting on the instructions of the Banks).

(g)	For as long as the insurance markets practice limitations of coverage in the Gulf of Mexico for named windstorms, and in the event that a Unit is employed in the Gulf of Mexico, the Finance Parties approve that such Unit is insured against Hull and Machinery, Hull Interest, Freight Interest and Loss of Hire combined in an amount of at least USD 602,800,000 each loss and in the aggregate combined single limit whilst the Unit is able to move off location, and in an amount of at least USD 332,800,000 each loss and in the aggregate combined single limit whilst the Unit is attached to the riser or is unable to move off location.

22.7	Notification of certain events

The Obligors shall immediately notify the Agent of:

(i)	any accident to any Unit involving repairs the cost of which is likely to exceed USD 5,000,000;

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(ii)	a Total Loss;

(iii)	the occurrence of any Environmental Claim against any Obligor or any Unit, or any incident, event or circumstances which may give rise to any such an Environmental Claim;

(iv)	any capture, seizure, arrest, confiscation or detention of any Unit or the exercise or purported exercise of any lien on any Unit, its insurances, the Earnings or any Earnings Account; and

(v)	the occurrence of any litigation, arbitration or administrative proceedings current or, to an Obligor’s knowledge, pending or threatened against any of the Obligors.

22.8	Total Loss

In the event of a Total Loss, the Borrowers shall, within 120 days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall, as soon as they are released, be paid to the Agent and applied in prepayment of the Loans in accordance with Clause 9.3 (Mandatory prepayment – sale or Total Loss).

22.9	Class and International Regulations

The Obligors shall procure that each Unit is classified and maintained in the highest class, with no overdue recommendations, with Det Norske Veritas or another classification society acceptable to the Agent, and at all times comply with the rules and regulations of the relevant classification society. Furthermore, the Obligors shall at all times ensure compliance with all international conventions and regulations, including SOLAS conventions and the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation and the International Ship and Port Security Code adopted by the Assembly of the International Maritime Organisation. In particular, the Obligors shall ensure compliance with the ISM-Code and the ISPS-Code and shall ensure that any charterer of any Unit and any company performing management services on behalf of any Obligor complies with said conventions and regulations.

22.10	Repair and compliance with laws etc.

(a)	The Obligors shall procure that each Unit is kept in a good and safe condition and state of repair consistent with first class ownership and management practice.

(b)	The Obligors shall procure that no material alteration or replacement is made which may affect the structure of any Unit.

(c)	The Obligors shall procure that no part or any material equipment pertaining to any Unit is removed unless immediately replaced or substituted with parts or equipment of at least the same value and quality.

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(d)	The Obligors shall procure compliance with all Environmental Laws and all other laws and regulations relating to the Units, its ownership, operation and management or to the business of the Obligors where failure to comply has or may have a Material Adverse Effect.

22.11	Flag, name and registry

The Obligors shall not change the flag, name or registry of any Unit, or register any Unit simultaneously in more than one registry, without the prior written consent of the Agent (acting on the instructions of the Banks). The Banks hereby confirm that the flags of Bermuda, Cyprus, Cayman Islands, Marshall Islands, Singapore and Bahamas shall for the purposes of this Agreement be regarded as acceptable flags.

22.12	Management

The Obligors shall continue with the management of the Units within the Group, and no changes in such management shall be made without the prior written consent of the Agent (acting on the instructions of the Majority Banks).

22.13	Inspection and class records

(a)	One person appointed by the Agent shall be permitted to inspect each Unit once every twelve (12) months, for the account of the Borrowers, upon the Agent giving prior notice thereof, such inspections not to interfere with the running management, operation and safety of the relevant Unit (provided, however, that if a Default shall occur the Agent shall have the right to a reasonable number of inspections of each Unit for the account of the Borrowers), and the Obligors shall upon the Agent’s request provide it with copies of the latest inspection reports in respect of the Units which are available to any of the Obligors or any managers.

(b)	The Obligors shall instruct the classification society referred to in Clause 22.9 (Class and International Regulations) to send to the Agent, following receipt of a written request from the Agent, copies of all class records held by the classification society in relation to the Units.

22.14	Bank accounts

(a)	The Obligors shall maintain all their operating accounts into which any Earnings are paid, with the Agent.

(b)	All Earnings of each Unit shall be paid directly to the Earnings Accounts opened by each Group Contract Party with the Agent in respect of each Unit.

(c)	The Parent shall procure that all other bank accounts and the cash management of the Group is established with the Agent at the latest within 31 December 2008, provided that the Agent can offer competitive terms, and provided that this shall not apply to accounts required to be held in jurisdictions where the Agent does not have any office.

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22.15	Performance of Finance Documents

Each of the Obligors shall perform all of its obligations under the Finance Documents at the times, in the manner and upon the terms set out therein.

22.16	Payment of taxes

Each of the Obligors shall duly and punctually pay and discharge all taxes imposed on it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith and/or payment can be lawfully withheld and (ii) adequate reserves are being maintained for those taxes).

22.17	Negative pledge

(a)	The Obligors shall procure that no Security Interest is created, incurred or assumed on any Unit or any other assets of an Owner or any other Group Contract Party, or any of the shares pledged to the Agent under the First Share Pledge Agreement and/or the Second Share Pledge Agreement, and that no assignment of any Obligor’s rights to receive Earnings or proceeds of any insurance policy covering any Unit is made.

(b)	Paragraph (a) above does not apply to Security Interest:

(i)	granted pursuant to the Finance Documents;

(ii)	arising by operation of law in the ordinary course of business, and not arising as a result of any default or omission on the part of an Obligor;

(iii)	arising under any retention of title or sales lien arrangements entered into in the ordinary course of business which are required by any supplier of any goods to any member of the Group in the normal course of such supplier’s business;

(iv)	arising by way of set off or other standard netting, cash management or account-zeroing arrangements in connection with the Group’s banking arrangements;

(v)	existing on the Signing Date and until the first Drawdown Date and granted as security for the Existing Facilities; or

(vi)	consented to in writing by the Majority Banks.

22.18	Financial Indebtedness restrictions

(a)	No Obligor shall, and the Parent shall ensure that no other member of the Group shall, incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under the Finance Documents;

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(ii)	incurred through any derivative transaction entered into in the ordinary course of business in connection with protection against or benefit from fluctuation in any rate or price;

(iii)	which is unsecured and fully subordinated to the rights of the Finance Parties under the Finance Documents (both in terms of ranking and in terms of debt service) on terms acceptable to the Agent (acting on the instructions of the Majority Banks);

(iv)	incurred by way of (A) an unsecured convertible bond loan in a principal amount not exceeding USD 200,000,000 or (B) an ordinary unsecured bond loan in a principal amount not exceeding USD 200,000,000 to be applied for investment in a drilling unit or a company owning drilling unit(s), provided always that the Borrowers are able to demonstrate to the satisfaction of the Agent (acting on the instructions of the Majority Banks) that the Earnings under the Employment Contracts will be sufficient to service Revolving Credit Facility B when taking into account the debt service obligations incurred in connection with such Financial Indebtedness;

(v)	incurred by a Project Company;

(vi)	existing on the Signing Date and until 30 days after the first Drawdown Date and incurred under the Existing Facilities; or

(vii)	consented to in writing by the Majority Banks.

22.19	Merger and reconstruction restrictions

(a)	The Obligors shall not merge or consolidate with any other company, de-merge or undertake any corporate restructuring, without the prior written consent of the Majority Banks, other than any intra-Group merger, de-merger or re-organisation on a solvent basis.

(b)	The Finance Parties hereby agree in principle to a reconstruction whereby the Group is moved to Cyprus or Marshall Islands jurisdiction with an equivalent structure of the Group as the one in existence at the Signing Date and the transfer of the Facilities and the Units to the new entities, provided that the financial condition of the new entities is not weaker than that of the Obligors and that satisfactory financing and security documentation equivalent to the Finance Documents is entered into by the new entities with the Finance Parties and customary conditions precedent documentation is delivered by the Obligors to the Finance Parties.

22.20	Disposal restrictions

(a)	No Obligor shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Banks, sell, transfer, grant or lease out (on financial leasing terms) or otherwise dispose of any Unit or all of its shares in an Owner without making prepayment in accordance with the provisions of Clause 9.3 (Mandatory prepayment – sale or Total Loss), other than any sale or transfer made to another member of the Group in connection with a change of flag permitted by Clause 22.11 (Flag, name and registry), provided always that the members of the Group enter into such documentation for the amendment of this Agreement or any other Finance Document and/or the maintenance of the security constituted by the Security Documents as the Agent (acting on the instructions of the Majority Banks) may require.

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(b)	No Obligor shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Banks, sell, transfer, grant or lease out (on financial leasing terms) or otherwise dispose of less than 100 percent, of all shares in an Owner.

(c)	The Parent shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Banks, sell, transfer, grant or lease out (on financial leasing terms) or otherwise dispose of any of its shares in OR Norway.

(d)	No Obligor shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Majority Banks, sell, transfer, grant or lease out (on financial leasing terms) or otherwise dispose of the whole or a substantial part of its assets (other than those referred to in paragraphs (a) and (b) above), or sell, transfer, grant or lease out or otherwise dispose of any of its assets other than at market value, against cash payment and on arms length terms.

22.21	Dividend restrictions

(a)	The Parent shall not in any circumstances, without the prior written consent of the Banks, pay or declare any dividend or reduction of share capital, or pay, declare or make any other distribution to its shareholders or any of them if less than six (6) months (excluding options) remains of the contract period under the New Eirik Raude Qualifying Contract, unless the New Eirik Raude Qualifying Contract has been replaced with another Employment Contract which in the opinion of the Majority Banks is at least as favourable to the relevant member of the Group as the New Eirik Raude Qualifying Contract and is entered into with a contract party which in the opinion of the Majority Banks has a financial standing at least equal to the financial standing that Tullow Oil Plc had at the time Tullow Oil Plc entered into the New Eirik Raude Qualifying Contract.

(b)	Until Earnings have started to accrue to the relevant Group Contract Party under the New Eirik Raude Qualifying Contract, the Parent shall not, without the prior written consent of the Banks, pay or declare any dividend or reduction of share capital, or pay, declare or make any other distribution to its shareholders exceeding the aggregate principal amount of the Loans under Revolving Credit Facility B outstanding at the time such dividend or other distribution is made.

22.22	Change of business

(a)	The Obligors shall not, without the prior written consent of the Majority Banks, engage in any business other than the businesses in which they are engaged as of the Signing Date and activities directly related thereto, and similar or related business (for the avoidance of doubt, management of drilling units owned by third parties shall not be regarded as a change of business).

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(b)	The Obligors shall not, without the prior written consent of the Majority Banks, change its type of organisation, jurisdiction of organisation, legal name or financial year (other than the pre-approved change of jurisdiction to either Cyprus, Bermuda, Cayman Islands, Marshall Islands, Singapore or Bahamas).

22.23	Employment Contracts

The Obligors shall not, without the prior written consent of the Majority Banks, materially vary or amend, or terminate, or agree to any material variation or amendment of, or termination of, or waive any of its rights under, any Employment Contract, or enter into any further agreements related thereto, provided always that any variation or amendment which reduces or postpones the payment of any amount payable to a member of the Group thereunder or reduces the contract period, shall, without limitation, be deemed to be material for the purpose of this Clause.

22.24	Arm’s length terms

All agreements and transactions between the members of the Group shall be entered into and made on arm’s length terms, and all Employment Contracts entered into between any of the members of the Group shall be made in writing.

22.25	Hedging policy

(a)	No Obligor shall enter into any interest and currency hedging, or other derivative transactions, for speculative purposes.

(b)	The Borrowers shall hedge their interest and currency rate exposure in accordance with the Hedging Letter, and no amendments shall be made to the hedging policy set out therein without the prior written consent of the Agent.

22.26	Minimum value

(a)	The Borrowers shall ensure that the aggregate Market Value of the Units (plus any additional security previously provided by the Obligors under paragraph (b) below) is at all times at least equal to 135 per cent, of the principal amount of the Loans outstanding under the Term Loan Facility, Revolving Credit Facility A and Revolving Credit Facility C.

(b)	The Borrowers shall, if the Market Value does not comply with the requirements set out in paragraph (a) above, within ten (10) Business Days either make a prepayment of the Loans in accordance with Clause 9.1 (Voluntary prepayment), or provide the Finance Parties with such additional security, in form and substance satisfactory to the Majority Banks, required to restore the aforesaid ratio.

(c)	The Market Value shall be determined semi-annually at the expense of the Borrowers.

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23	FINANCIAL COVENANTS

23.1	Definitions

In this Clause 23 (and in any other relevant Clauses in this Agreement):

“Capital Expenditure”

means, at the date of calculation (on a consolidated basis for the Group for such period), the aggregate of investments in the acquisition (calculated on the basis of the Enterprise Value), construction, development or improvement of any asset or business (including shares) which shall be treated as a capital asset in accordance with the Approved Accounting Principles.

“Cash and Cash Equivalents”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s:

(i)	cash in hand or on deposit with any bank or financial institution; and

(ii)	cash equivalents (as reported in the Parent’s consolidated financial statements in accordance with the Approved Accounting Principles),

as set out in the Group’s latest available balance sheet (whether audited or unaudited, as the case may be) and in all cases unencumbered by any Security Interest (other than pursuant to the Finance Documents) and provided that the relevant member of the Group’s use of such cash, deposit or cash equivalents is unrestricted.

“Current Assets”

means the aggregate value of the Group’s (on a consolidated basis) assets which are treated as current assets in accordance with the Approved Accounting Principles,

“Current Liabilities”

means the aggregate value of the Group’s (on a consolidated basis) liabilities which are treated as current liabilities in accordance with the Approved Accounting Principles, excluding the current portion of long term debt and the current portion of amortised loan issuance costs.

“EBITDA”

means, at the date of calculation (on a consolidated basis for the Group), earnings before interest, tax, depreciation and amortisation, not taking into account extraordinary and nonrecurring items and non-cash option costs in relation to the Group’s employee shares option program or any allocation of such costs to the Group, and excluding any profit or loss arising from the disposal of fixed assets and realised and unrealised exchange gains and losses.

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“Enterprise Value”

means in respect of an acquisition (without double counting), the aggregate of (i) the consideration paid by the relevant member of the Group for the shares or other assets acquired, (ii) the amount of any Financial Indebtedness of any company acquired not repaid and discharged on or prior to the closing of the relevant acquisition and (iii) the amount of any Financial Indebtedness taken over by the relevant member of the Group in connection with the relevant acquisition.

“Free Cash”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s cash on deposit with the Agent.

“Gross Interest Bearing Debt”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate of the Group’s indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles, be treated as a financial lease;

(v)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(vi)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution for the purpose of securing advance payments made by third parties to a member of the Group.

“Gross Interest Costs”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate of the Group’s interest, commissions, periodic fees and other financing charges, incurred by the Group and paid or payable in cash during a Measurement Period (including the interest element payable under any financial lease, but excluding any upfront fees payable under this Agreement). For the avoidance of doubt it is specified that agio gains or losses on currency transactions shall not be considered as Gross Interest Costs.

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“Measurement Period”

means a period of 12 months ending on the last day of a financial quarter, a financial half year or a financial year of the Parent.

“Net Interest Bearing Debt”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s Gross Interest Bearing Debt less the total amount of the Group’s Cash and Cash Equivalents in excess of USD 30,000,000.

“Net Interest Costs”

means, at the date of calculation (on a consolidated basis for the Group), Gross Interest Costs less the aggregate of the Group’s interest and other financing income received or receivable in cash during a Measurement Period. For the avoidance of doubt it is specified that agio gains on currency transactions shall not be considered as income.

“Value Adjusted Total Assets”

means at the date of calculation (on a consolidated basis for the Group), the aggregate book value (adjusted to reflect the Market Value of the Units) of those of the Group’s assets which, according to the Approved Accounting Principles, shall be included as assets in a balance sheet.

“Value Adjusted Total Equity”

means, at the date of calculation (on a consolidated basis for the Group), the Group’s nominal book equity adjusted to reflect the Market Value of the Units.

23.2	Calculations

(a)	For the purpose of this Clause 23, all calculations shall be conducted in accordance with the terms defined in Clause 1.1 (Definitions) and Clause 23.1 (Definitions) and, to the extent not inconsistent with those definitions, the Approved Accounting Principles applicable from time to time.

(b)	For the purpose of determining EBITDA for the calculation of the leverage ratio pursuant to Clause 23.4 (Leverage ratio) for each Measurement Period ending 30 September 2008, 31 December 2008 and 31 March 2009, the amount thereof shall be calculated by annualising the actual figures as follows:

(i)	for the period from 1 July to 30 September 2008, the actual figures of the Group for the period multiplied by four (4);

(ii)	for the period from 1 July to 31 December 2008, the actual figures of the Group for the period multiplied by two (2); and

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(iii)	for the period from 1 July 2008 to 31 March 2009, the actual figures of the Group for the period multiplied by four (4) and divided by three (3).

(c)	For the purpose of determining EBITDA, Gross Interest Cost and Net Interest Costs for the calculation of the interest coverage ratio pursuant to Clause 23.5 (Interest coverage ratio) for each Measurement Period ending 30 June, 30 September and 31 December 2008, the amount thereof shall be calculated by annualising the actual figures as follows:

(i)	for the period from 31 March to 30 June 2008, the actual figures of the Group for the period multiplied by four (4);

(ii)	for the period from 31 March to 30 September 2008, the actual figures of the Group for the period multiplied by two (2); and

(iii)	for the period ending 31 December 2008, the actual figures of the Group for the period from 1 January to 31 December 2008.

(d)	Any calculation under this Clause 23 shall exclude any Project Company.

(e)	No item must be credited or deducted more than once in any calculation under this Clause 23.

23.3	Minimum liquidity

The Parent shall ensure that the Group’s (on a consolidated basis) Free Cash shall not at any time be less than USD 30,000,000.

23.4	Leverage ratio

The Parent shall ensure that the ratio of Net Interest Bearing Debt to EBITDA for the Parent measured at the end of each Measurement Period on the basis of 12 months rolling EBITDA (starting with the financial quarter ending 30 September 2008) at all times complies with the following maximum numbers:

As from quarter end	Ratio
30 Sep 2008	6.0
31 Dec 2008	6.0
31 Mar 2009	5.5
30 Jun 2009	5.5
30 Sep 2009	5.5
31 Dec 2009	5.5
31 Mar 2010	5.0
30 Jun 2010	5.0
30 Sep 2010	5.0
31 Dec 2010	5.0
Thereafter	4.5

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23.5	Interest coverage ratio

The Parent shall ensure that the ratio of EBITDA to Net Interest Costs measured at the end of each Measurement Period on a 12 months rolling basis (starting with the financial quarter ending 30 June 2008) shall not at any time in the period to an including the financial quarter ending 30 June 2008 be less than 2.0, and thereafter not be less than 2.5.

23.6	Current ratio

The Parent shall ensure that the ratio of Current Assets to Current Liabilities measured at the end of each Measurement Period (starting with the financial quarter ending 30 June 2008) shall not at any time be less than 1.00, provided however that in relation to the financial quarter ending 30 June 2008, the amount outstanding at that time under the Unsecured Bond Loan Agreement shall not be included in the calculation of Current Liabilities for the purpose of this Clause.

23.7	Equity ratio

The Parent shall ensure that the ratio of Value Adjusted Equity to Value Adjusted Total Assets measured at the end of each Measurement Period (starting with the financial quarter ending 30 September 2008) shall not at any time be less than 0.25.

23.8	Capital Expenditure

The Parent shall ensure that the Capital Expenditure measured the end of each financial year shall not in any financial year exceed USD 50,000,000 (or the equivalent in any other currencies), and in the event of Capital Expenditure in excess of USD 30,000,000 in relation to the investment in one asset or group of assets, the Parent shall prior to the relevant Capital Expenditure being committed, present a finance plan to the Agent, which plan shall be accepted in writing by the Agent (acting on the instructions of the Majority Banks) before the relevant Capital Expenditure is committed.

24	EVENT OF DEFAULT

24.1	Event of Default

Each of the events set out in Clauses 24.2 to 24.16 (inclusive) is an Event of Default.

24.2	Non-payment

An Obligor does not pay on the due date an amount payable by it under any Finance Document at the place at, and in the currency in, which it is expressed to be payable, provided that if, such failure to pay has arisen as a consequence of an administrative or technical error only, then such event shall not be an Event of Default unless such failure continues for a period in excess of three (3) Business Days.

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24.3	Breach of other obligations

An Obligor does not comply with any provision of a Finance Document (not otherwise specifically referred to in this Clause 24), provided that if such non-compliance is, in the opinion of the Agent, capable of remedy:

(i)	the Agent notifies the Borrowers of such non-compliance; and

(ii)	such non-compliance remains unremedied for a period exceeding ten (10) Business Days.

For the avoidance of doubt, a breach of Clause 22.6 (Insurances) is not capable of remedy.

24.4	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with a Finance Document was incorrect or misleading in any material respect when made or deemed to be made or repeated.

24.5	Breach of financial covenants

The financial covenants set out in Clause 23.3 (Minimum liquidity) to 23.8 (Capital Expenditure) (both inclusive) are not complied with.

24.6	Cross-default

Any of the following occurs in respect of any member of the Group (other than a Project Company), DryShips Inc. or any other person controlling (directly or indirectly) 1/3 or more of the shares in the Parent:

(i)	any of its Financial Indebtedness (other than the obligations under the Finance Documents) is not paid when due (after the expiry of any originally applicable grace period);

(ii)	any of its Financial Indebtedness where it is a guarantor is not paid, unless contested in good faith, when due;

(iii)	any of its Financial Indebtedness:

a.	becomes prematurely due and payable;

b.	is placed on demand; or

c.	is declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

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(iv)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

provided, however, that no Event of Default will occur under this Clause 24.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than USD 1,500,000 (or its equivalent in other currencies).

24.7	Liens

A maritime or other lien (not being a lien for crew’s wages, salvage or a lien arising solely by operation of law and/or in the ordinary course of business), arrest, distress or similar charge is levied upon, or against any Unit, the Earnings, any Earnings Account or any other assets of any Obligor and is not discharged within fifteen (15) Business Days after the relevant Obligor became aware of the same, or unless the Finance Parties have been provided with additional security in such form and for such amounts as the Majority Banks may require.

24.8	Loss of property

A substantial part of any Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason provided, in the reasonable opinion of the Agent, that such occurrence will adversely affect that Obligor’s ability to perform its obligations under the Transaction Documents to which it is a party.

24.9	Insolvency

(a)	Any member of the Group is, or for the purpose of law is deemed to be, unable to pay its debts as they fall due by reason of actual or anticipated financial difficulties or becomes insolvent, or admits inability or intention not to pay its debts as they are due; or

(b)	any member of the Group, by reason solely of financial difficulties, begins negotiations with its creditors with a view to the readjustment or rescheduling of any of its indebtedness; or any step is taken with a view to an arrangement with its creditors; or

(c)	a meeting of any member of the Group is convened for the purpose of considering any resolution for its winding-up or its administration or any such resolution is passed, ordered, or requested; or

(d)	any other step (including petition (other than a frivolous or vexatious petition which is contested in good faith or set aside within 30 days after a Borrower or the relevant member of the Group became aware of the same), proposal or convening a meeting) is taken with a view to the administration, liquidation, winding-up (other than a solvent winding-up), dissolution or general debt negotiations of any member of the Group or any other insolvency proceedings involving a member of the Group, provided, however, that no Event of Default shall occur if any of the circumstances set out in this Clause 24.9 are applicable only to a Project Company.

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24.10	Appointment of receiver, etc.

Any liquidator, receiver, administrator or the like is appointed or requested to be appointed in respect of any member of the Group (other than a frivolous or vexatious petition which is contested in good faith), provided, however, that no Event of Default shall occur if any of the circumstances set out in this Clause 24.10 are applicable only to a Project Company.

24.11	Analogous proceedings

There occurs, in relation to any member of the Group, any event or circumstance which, in the reasonable opinion of the Majority Banks, appears to correspond with those mentioned in Clauses 24.9 (Insolvency) or 24.10 (Appointment of receiver, etc.), provided, however, that no Event of Default shall occur if any of the circumstances set out in this Clause 24.11 are applicable only to a Project Company.

24.12	Cessation of business

Any Obligor ceases or threatens to cease to carry on its business or changes its business, whether by one or a series of transactions, without the prior written consent of the Majority Banks.

24.13	Authorisations and consents

Any authorisation or consent required in connection with the entry into, performance, validity or enforceability of any of the Transaction Documents or any of the transactions contemplated thereby, or the business of any of the Obligors, is revoked, terminated or modified, or otherwise ceases to be in full force and effect, in a manner unacceptable to the Majority Banks.

24.14	Effectiveness of Finance Documents

(a)	It is or becomes impossible or unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document does not at any time constitute legal, valid, binding and enforceable obligations in all respects of an Obligor being a party thereto, and, if in the reasonable opinion of the Agent capable of remedy, is not remedied to the satisfaction of the Agent within ten (10) Business Days after a Borrower or the relevant Obligor became or should have become aware of such event, or is alleged by an Obligor not to constitute its legal, valid, binding and enforceable obligations in any respect for any reason.

(c)	A Security Document does not create the security it purports to create and the Borrowers do not within five (5) Business Days after receipt of notice from the Agent execute or procure the execution of such documentation as required by the Agent in order to remedy such defect, or if not, in the opinion of the Agent, remediable, the Borrowers do not within five (5) Business Days after receipt of a draft of security documentation procure that additional valid and duly perfected security of equal value to the security constituted by the relevant Security Document is put in place.

(d)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

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24.15	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Banks, may have a material adverse effect on the ability of any of the Obligors to comply with its obligations under any of the Transaction Documents to which it is a party.

24.16	Accession

A member of the Group does not accede to this Agreement in accordance with Clause 31.8 (Additional Guarantors) or deliver any of the documents required to be delivered to the Agent thereunder within the time and in the form and substance required thereunder.

24.17	Acceleration

On and at any time after the occurrence of an Event of Default (unless remedied during any applicable remedy period), the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrowers:-

(i)	cancel the Total Commitment or any part thereof, whereupon it shall immediately be cancelled; and/or;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under any Finance Document be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Banks; and/or

(iv)	demand immediate cash collateral cover to be deposited with the Agent in amounts and currencies identical to the amounts representing the maximum contingent liability under the Letter of Credit, plus any outstanding costs, fees, interests and/or expenses, whereupon the Borrowers shall pay such amounts to the Agent which amounts shall be placed on a blocked deposit account with the Agent bearing interest at the Agent’s usual rate for comparable deposits (so entitled as to indicate the interest of the Agent (on behalf of the Guarantee Bank) in such account) and the Borrowers agree that such amounts may be applied in fulfilment pro tanto of the Borrowers’ obligations hereunder and that the amounts so deposited will only be released to the Borrowers as and to the extent that they exceed the aggregate of the maximum contingent liability under the Letter of Credit and any outstanding costs, fees, interests and expenses.

(v)	without prejudice to any other rights of the Finance Parties, with or without notice to any of the Obligors, take such other action as is available to the Finance Parties under any Finance Document.

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25	THE AGENT AND THE ARRANGERS

25.1	Appointment as Agent

Each of the other Finance Parties hereby appoints the Agent to act as its agent under and in connection with the Finance Documents, and authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in a Finance Document.

25.2	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only and Agent shall not have any fiduciary relationship with or be a trustee for any other Party or any other person.

25.3	Majority Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks (save where any Finance Document provides for instructions by all the Banks) in connection with the exercise of any right, power or discretion or any matter not expressly provided for in any Finance Document. Any such instructions given by the Majority Banks will be binding on the Agent and all the other Finance Parties. In the absence of such instructions, the Agent may act in relation thereto as it considers to be in the best interests of all the Finance Parties. The Agent may not commence legal proceedings in a other Finance Party’s name without its consent.

25.4	Responsibility for documentation

Neither the Agent, nor any of its officers, employees or agents is responsible to any other Party for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any of the Finance Documents or any other document;

(ii)	the collectability of amounts payable under any of the Finance Documents; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Finance Documents.

25.5	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default (unless it has actual knowledge of a Default arising under Clause 24.2 (Non-payment)). However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, or if the Agent in this capacity has otherwise acquired actual knowledge of a Default, it shall promptly notify the other Finance Parties.

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(b)	The Agent may require security satisfactory to it from any Finance Party, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any of the Finance Documents before it commences those proceedings or takes that action.

25.6	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Finance Parties for any action taken or not taken by it under or in connection with any of the Finance Documents, unless caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer or employee of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer or employee in relation to any of the Finance Documents.

(c)	Except as specifically provided in the Finance Documents, the Arrangers do not have any obligations of any kind to any other Party under or in connection with any Finance Document.

25.7	Reliance

The Agent and each Arranger may:

(i)	rely on any notice or document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(ii)	rely on any written statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

25.8	Approval and appraisal

Without affecting the responsibility of the Borrowers for information supplied by it or on its behalf in connection with any of the Finance Documents, each of the other Finance Parties confirms to the Agent that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor in connection with its participation in the Finance Documents; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor at all times during the Loan Period.

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25.9	Information

(a)	The Agent shall forward to the relevant person the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall supply each Bank with a copy of each document received by the Agent under Clause 3 (Conditions precedent).

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document which it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Parry under this Agreement it shall notify the other Finance Parties.

25.10	The Agent and the Arrangers as Banks

(a)	The Agent and the Arrangers, as Banks, have the same rights, powers, obligations and liabilities under the Finance Documents as any other Bank and may exercise those rights and powers as though they were not, as the case may be, the Agent or an Arranger.

(b)	The Agent and each Arranger may :-

(i)	carry on any business with the Obligors and/or their related entities;

(ii)	act as agent or trustee for, or in relation to, any financing involving the Obligors and/or their related entities; and

(iii)	retain any profits or remuneration in connection with its activities as Agent or Arranger under this Agreement or in relation to any of the foregoing.

25.11	Indemnities

(a)	Without limiting the liability of the Obligors under this Agreement, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as Agent, except to the extent that the liability or loss arises from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its Commitment bears to the Total Commitment at the date of demand or, if the Total Commitment has then been cancelled, bore to the Total Commitment immediately before being cancelled.

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(c)	The Borrowers shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

(d)	Without prejudice to the liability of the Borrowers, each Bank shall on demand reimburse to the Agent the amount of such Bank’s pro rata share of charges and expenses covered by Clause 27 (Expenses) but not then reimbursed by the Borrowers.

25.12	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent shall not disclose any information relating to the Obligors or any other person if the disclosure might, in the reasonable opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

25.13	Resignation of the Agent

(a)	Notwithstanding its appointment, the Agent may resign by giving notice to the Banks and the Borrowers, in which case the Majority Banks may, after consultation with the Borrowers, appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 45 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may, after consultation with the Borrowers, appoint another bank to act as its successor.

(c)	The resignation of the retiring Agent and the appointment of a successor will each become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term “Agent” will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, execute and make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(e)	Upon its resignation becoming effective, this Clause 25 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent and, subject to paragraph (d) above, it shall have no further obligation as Agent under the Finance Documents.

(f)	If the Majority Banks so direct, the Agent shall resign in accordance with paragraph (a) above.

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26	FEES

26.1	Commitment fee

(a)	The Borrowers shall pay to the Agent (for distribution to the Senior Banks in accordance with a separate agreement between the Agent and each Senior Bank) a commitment fee calculated at the rate of 0.50 per cent. per annum of (i) the undrawn part of the Total Term Loan Facility Commitment during the period beginning on the date agreed separately between the Agent and the Borrower and ending on the last day of the Availability Period in respect of the Term Loan Facility and (ii) the undrawn part of the Total Revolving Credit Facility A Commitment during the period beginning on the date agreed separately between the Agent and the Borrower and ending on the last day of the Availability Period in respect of Revolving Credit Facility A, payable for the first time on the date occurring three (3) months after the Signing Date and thereafter quarterly in arrears during such period.

(b)	The Borrowers shall pay to the Agent (for distribution to the Junior Banks in accordance with a separate agreement between the Agent and each Junior Bank) a commitment fee calculated at the rate set out in the Margin and Fee Letter of the undrawn parts of the Total Revolving Credit Facility B Commitment and the Total Revolving Credit Facility C Commitment during the period beginning on the date agreed separately between the Agent and the Borrower and ending on the last day of the Availability Period in respect of Revolving Credit Facility B and Revolving Credit Facility C respectively, payable for the first time on the date occurring three (3) months after the Signing Date and thereafter quarterly in arrears during such period.

26.2	Arrangement fee

The Borrowers shall pay to the Arrangers (for distribution in its sole discretion to the Banks) the non-refundable arrangement fee specified in the Margin and Fee Letter at the time and in the amount specified therein.

26.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) the non-refundable annual agency fee specified in the Margin and Fee Letter at the time and in the amount specified therein.

27	EXPENSES

27.1	Initial and special costs

The Borrowers shall promptly following demand pay to the Agent the amount of all costs and expenses (including external legal fees and fees to a marine insurance broker) properly and reasonably incurred and documented by the Agent in connection with:

(i)	the mandate, evaluation, negotiation, syndication, travelling, preparation, due diligence, printing and execution of the Finance Documents and any other documents referred to in the Finance Documents;

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(ii)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested (or, in the case of a proposal, made) by or on behalf of an Obligor and relating to any of the Finance Documents or a document referred to in any of the Finance Documents;

(iii)	the release and/or discharge of any security granted pursuant to the Security Documents; and

(iv)	any other matter, not of an ordinary administrative nature, directly arising out of or in connection with any of the Finance Documents.

27.2	Enforcement costs

The Obligors shall promptly following demand pay to the Agent and/or any other Finance Party (as the case may be) the amount of all costs and expenses (including external and internal legal fees) properly incurred by it in connection with the enforcement of or the preservation of, any rights under any of the Finance Documents.

28	INDEMNITIES

28.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under any of the Finance Documents (or in respect of a claim, proof, judgement or order into which such liability is converted) in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document, that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion.

(b)	The Obligors waive any right they may have by law to pay any amount under this Agreement in a currency other than the contractual currency.

28.2	Other indemnities

The Obligors shall forthwith on demand indemnify each Finance Party against any loss or liability (including funding breakage costs) which that Finance Party properly and reasonably incurs and which the Finance Party certifies (in a certificate containing reasonable detail) that it has incurred as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the operation of Clause 24.17 (Acceleration);

(iii)	any repayment or prepayment of principal or payment of an overdue amount being made otherwise than on the last day of an Interest Period (or other period selected under Clause 11.3 (Default interest)) relative to the amount so repaid, prepaid or paid; or

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(iv)	a Loan not being made available after a Borrower has delivered a Drawdown Notice or a Loan (or part of a Loan) not being prepaid or cancelled in accordance with a notice of prepayment or cancellation.

The liability of the Obligors in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any of the Finance Documents, or any amount repaid or prepaid on the Loans, but the Obligors’ liability shall in no circumstances extend to any loss or expense to the extent that it arises as a consequence of any gross negligence or wilful default of a Bank.

29	CALCULATIONS

Interest, guarantee commission and commitment fees accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

30	AMENDMENTS AND WAIVERS

30.1	Procedure

(a)	Subject to Clause 30.2 (Exceptions), any term of a Finance Document may be amended or waived with the written agreement of the Borrowers and the Majority Banks (or if authorised by the Majority Banks, the Agent). The Agent shall effect, on behalf of all Finance Parties, any amendment or waiver which has been so agreed.

(b)	The Agent shall promptly notify all other Finance Parties of any amendment or waiver effected under paragraph (a) above and any such amendment or waiver shall be binding on all Finance Parties.

30.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of “Majority Banks”;

(ii)	any postponement, or alteration in the amount or currency, or waiver, of any payment of principal, interest, Applicable Margin, commitment fee, costs or any other amount payable to the Banks under any Finance Document;

(iii)	the release of any security constituted by the Security Documents;

(iv)	a term of any Finance Document which expressly requires the consent of each Bank;

(v)	any variation of Clauses 2.5 (Nature of rights and obligations of the Borrowers), 2.6 (Nature of rights and obligations of the Banks), 13 (Security), 14 (Coordination of Senior Security Documents and Junior Security Documents), 16 (Market disruption), 17 (Increased costs), 19 (Illegality), 25 (The Agent and the Arrangers), 26 (Fees), 33 (Distribution and pro rata sharing), or this Clause 30;

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(vi)	any change to the Total Commitment;

(vii)	the release or addition of any Borrower under this Agreement;

(viii)	the release of any Guarantor from its obligations under this Agreement other than where such Guarantor is not the Parent or an Owner and has ceased to be a Group Contract Party; or

(ix)	any admission of joint and several liability;

may not be effected without the consent of each Bank.

(b)	Subject to paragraph (a) above, any term of a Finance Document may be amended or waived with the written consent of the Majority Senior Banks (or if authorised by the Majority Senior Banks, the Agent).

(c)	No amendment or waiver which affects the rights of the Agent or the Junior Banks under a Junior Security Document may be effected without the consent of the Junior Banks.

(d)	No amendment or waiver which affects the rights or obligations of the Agent or an Arranger may be effected without the consent of the Agent or the relevant Arranger (as the case may be).

30.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing.

No delay in exercising, or failure to exercise, any such right is a waiver of that right.

31	CHANGES TO THE PARTIES

31.1	Transfer by the Obligors

No Obligor may assign, transfer or dispose of any of, or any interest in, their rights and/or obligations under any of the Finance Documents.

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31.2	Transfers by Banks

Subject to this Clause 31, a Bank (the “Existing Bank”) may (as long as no Default has occurred and is continuing, subject to the consent of, and without incurring any additional cost for, the Borrowers (unless the transfer is to another Bank or an affiliate of a Bank), which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given ten (10) Business Days after being sought unless expressly refused within that period) upon receiving the written approval of the Agent (such approval not to be unreasonably withheld or delayed) transfer all or any of its rights and/or obligations under the Finance Documents to another bank or financial institution (the “New Bank”).

31.3	Procedure for transfer

(a)	To effect a transfer under Clause 31.2, the Existing Bank shall notify the Agent in writing of the proposed transfer, setting out the amount that it proposes to transfer and the identity of the bank or financial institution to which it proposes to make the transfer (the “Proposed Transferee”).

(b)	The Agent shall have first right of refusal, to be exercised within fifteen (15) Business Days after receipt of the notice referred to in paragraph (a) above, to assume the rights and obligations of the Proposed Transferee in relation to the proposed transfer and become the New Bank.

(c)	The Existing Bank and the New Bank (the Agent or the Proposed Transferee (as the case may be)) shall duly complete and execute a Transfer Certificate and deliver it to the Agent.

(d)	As soon as reasonably practicable after receipt, the Agent shall execute the Transfer Certificate on behalf of itself, the Borrowers and each of the other Banks, and send a copy of the fully executed Transfer Certificate to the Borrowers, the Existing Bank, the New Bank and each of the other Banks.

(e)	A Transfer Certificate shall become effective on the date specified in the Transfer Certificate as its effective date or, if later, on the date on which it is signed by the Agent.

(f)	Each New Bank shall on or before the date the Transfer Certificate becomes effective pay to the Agent a transfer fee in the amount of USD 1,500.

31.4	Authorisation of Agent to sign Transfer Certificates

Each Borrower and each Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

31.5	Effect of Transfer Certificate

A Transfer Certificate takes effect as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests which the Existing Bank has under or by virtue of the Finance Documents are assigned to the New Bank absolutely, free of any defects in the Existing Bank’s title and of any rights or equities which a Borrower or any other Obligor might have against the Existing Bank;

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(b)	the Existing Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the New Bank becomes a Bank with a Participation and/or (as the case may be) a Commitment of an amount specified in the Transfer Certificate;

(d)	the New Bank becomes bound by all the provisions of the Finance Documents which are applicable to the Banks generally and, to the extent that the New Bank becomes bound by those provisions as specified in the Transfer Certificate, the Existing Bank ceases to be bound by them (other than those relating to exclusion of liability);

(e)	any Loan or part thereof which the New Bank advances after the transfer takes effect will rank as to priority and security in the same way as it would have ranked had it been advanced by the Existing Bank, assuming that any defects in the Existing Bank’s title and any rights or equities of a Borrower or any other Obligor against the Existing Bank had not existed;

(f)	the New Bank becomes entitled to all the rights under the Finance Documents which are applicable to the Banks generally and, to the extent that the New Bank becomes entitled to such rights as specified in the Transfer Certificate, the Existing Bank ceases to be entitled to them; and

(g)	in respect of any breach of a provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the New Bank shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the Existing Bank (or any prior transferor) would have incurred a loss of that kind or amount.

31.6	Maintenance of register of Banks

(a)	During the Loan Period, the Agent shall maintain a register in which it shall record the name, Commitment, Participation and administrative details (including the lending office) from time to time of each Bank and the Agent shall make the register available for inspection by any Bank and the Borrowers during normal banking hours, subject to receiving at least three (3) Business Days prior notice.

(b)	The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Banks, the amounts of their Commitments and Participations and the effective dates of Transfer Certificates.

31.7	Change of lending office

A Bank may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

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31.8	Additional Guarantors

(a)	The Parent shall procure that each of its Subsidiaries which becomes a Group Contract Party after the Signing Date, shall accede to this Agreement as an Additional Guarantor by delivering to the Agent the relevant documents and evidence listed in Part II of Schedule 6 (Condition precedent documents for an Additional Guarantor) in a form and substance satisfactory to the Agent. Such documents shall be delivered to the Agent within the earlier of (i) the date occurring 20 Business Days after the entering into of the relevant Employment Contract and (ii) the date when charter hire or other remuneration starts to accrue under the relevant Employment Contract.

(b)	The relevant Subsidiary will become an Additional Guarantor when the Agent notifies the Banks and the Borrowers that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it, or on such earlier date as the Agent (acting on the instructions of the Banks) notifies the Banks and the Borrowers that the relevant Subsidiary has become and Additional Guarantor.

(c)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Parent, to the Agent constitutes confirmation by that Subsidiary and the Parent that the representations and warranties set out in Clause 21 (Representations and warranties) are then correct.

32	DISCLOSURE OF INFORMATION

32.1	Restrictions on use of information

Any information relating to the Obligors shall be used by the Finance Parties only for the purposes of this Agreement and shall be held in confidence and, subject to Clause 32.2 (Exceptions), not disclosed to any person without the prior written consent of a Borrower. Any such consent may be given by a Borrower subject to compliance with any stipulated conditions.

32.2	Exceptions

A Finance Party shall not require the consent of the Borrowers for the disclosure of any information required to be disclosed by law or for the disclosure of any information disclosed in the circumstances described below, namely:

(i)	to a Subsidiary, its parent company or another Subsidiary of its parent company; or

(ii)	to its professional advisers or any banking or other regulatory or examining authorities (whether governmental or otherwise) with whose instructions banks are accustomed to comply; or

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(iii)	to any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to the Finance Documents, but only after such Bank has received from such person an undertaking in writing as to confidentiality; or

(iv)	which is or has become publicly available otherwise than in breach of this Clause 32.

33	DISTRIBUTION AND PRO RATA SHARING

33.1	Distribution

All moneys from time to time received or recovered by the Agent in connection with the realisation and enforcement of all or any part of the security granted by this Agreement and the Security Documents and/or any of the claims of the Finance Parties under the Finance Documents shall be held by the Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(i)	firstly, in or towards payment of costs and expenses incurred by the Agent and the other Finance Parties in connection with such realisation and enforcement;

(ii)	secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in relation to the Senior Facilities; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in relation to the Junior Facilities.

33.2	Redistribution

If any amount owing by an Obligor under any of the Finance Documents to a Bank (the “recovering Bank”) is discharged by payment, set-off or any other manner except through the Agent in accordance with Clause 12 (Payments) (a “recovery”), then:

(i)	the recovering Bank shall, within three (3) Business Days, notify details of the recovery to the Agent;

(ii)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Bank would have received had the recovery been received by the Agent and distributed in accordance with Clause 12 (Payments);

(iii)	subject to Clause 33.4 (Exceptions), the recovering Bank shall within three (3) Business Days of demand by the Agent pay to the Agent an amount (the “redistribution”) equal to that excess;

(iv)	the Agent shall treat the redistribution as if it were a payment by the relevant Obligor under Clause 12 (Payments) and shall pay the redistribution to the Banks (other than the recovering Bank) in accordance with Clause 12.7 (Partial payments); and

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(v)	after payment of the full redistribution, the recovering Bank will be subrogated to the portion of the claims paid under item (iv) above and the relevant Obligor will owe the recovering Bank a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.3	Reversal of redistribution

If, following a recovery under Clause 33.2 (Redistribution):

(i)	a recovering Bank becomes obliged to return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Bank has paid a redistribution in relation to that recovery,

each Bank shall, within three (3) Business Days of demand by the recovering Bank through the Agent, reimburse the recovering Bank all or the appropriate portion of the redistribution paid to that Bank. Thereupon, the subrogation in Clause 33.2 (v) will operate in reverse to the extent of the reimbursement.

33.4	Exceptions

(a)	A recovering Bank need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution pursuant to Clause 33.2 (v).

(b)	A Bank is not entitled to participate in a redistribution if the redistribution results from the proceeds of a judicial enforcement order obtained by the recovering Bank, and the other Bank had adequate notice of and opportunity to participate in the proceedings concerned or bring its own proceedings but did not do so.

34	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of that or any other Finance Document or the validity or enforceability in other jurisdictions of that or any other provision of that or any other Finance Document.

35	NOTICES

35.1	Giving of notices

Unless otherwise specifically provided, all notices or other communications under or in connection with any Finance Document shall be given or made in writing, by letter, telefax or SWIFT. Any such notice or communication addressed as provided in Clause 35.2 (Addresses for notices) shall be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant Party;

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(ii)	if by telefax or SWIFT, when received.

However, a notice given in accordance with the above but received on a day which is not a business day in the place of receipt, or after 3:00 p.m. on such a business day, shall only be deemed to be given at 9:00 a.m. on the next business day in that place.

35.2	Addresses for notices

(a)	The address, the telefax number and the SWIFT code:

(i)	of the Agent is:

DnB NOR Bank ASA
Stranden 21
N-0021 Oslo, Norway

Attn: Loan Administration

Telefax: +47 22 48 28 94
SWIFT: DNBANOKK

(ii)	of the Borrowers is:

c/o Ocean Rig ASA
Vestre Svanholmen 6, Forus
N-4313 Sandnes, Norway

Attn: Finance Manager Vidar Hoyvik

Telefax: +47 51 96 90 99

or such other address, telefax number or SWIFT code and/or marked for such other attention as one Party may notify to the other Parties by not less than five (5) Business Days’ prior notice.

(b)	All notices from or to the Borrowers related to any Finance Document shall be sent through the Agent.

(c)	The Agent shall, promptly upon request from any Party, give to that Party the address, telefax number or SWIFT code of any other Party applicable at the time for the purposes of this Clause.

36	GOVERNING LAW

This Agreement is governed by Norwegian law.

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37	ENFORCEMENT

37.1 Jurisdiction

(a)	The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”), and any Dispute shall be referred to Oslo district court as the court of first instance.

(b)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * * * *

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SIGNATORIES

The Borrowers:

Ocean Rig ASA

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

Ocean Rig Norway AS

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

The Original Guarantors:

Ocean Rig ASA

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

Ocean Rig Norway AS

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

Ocean Rig 1 AS

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

Ocean Rig 2 AS

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

Ocean Rig North Sea AS

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

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Ocean Rig USA LLC

By:
Name:	Jan Rune Steinsland
Title:	Attorney-in-fact

The Original Banks:

p.p. DnB NOR Bank ASA

By:
Name:	Magnus Piene
Title:	Senior Vice President

HSH Nordbank AG

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Nordea Bank Norge ASA

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Skandinaviska Enskilda Banken AB (publ)

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

DVB Bank N.V. Nordic Branch

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Deutsche Schiffsbank Aktiengesellschaft

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Natixis

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

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The Guarantee Bank:

p.p. DnB NOR Bank ASA

By:
Name:	Magnus Piene
Title:	Senior Vice President

The Arrangers:

p.p. DnB NOR Bank ASA

By:
Name:	Magnus Piene
Title:	Senior Vice President

HSH Nordbank AG

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Nordea Bank Norge ASA

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

Skandinaviska Enskilda banken AB (publ)

By:
Name:	Johan Rasmussen
Title:	Attorney-in-fact

The Agent:

p.p. DnB NOR Bank ASA

By:
Name:	Magnus Piene
Title:	Senior Vice President

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